UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

TRIDENT MICROSYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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April 30, 2010

To our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Trident Microsystems, Inc., a Delaware corporation (“Trident”). The meeting will be held on Thursday, June 17, 2010, at 2:00 p.m. local time at Trident’s corporate offices located at 1170 Kifer Road, Sunnyvale, California 94086. The meeting will commence with a discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this new delivery process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our Annual Meeting. On April 30, 2010, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our 2010 Proxy Statement and Annual Report to Stockholders for the transition period ended December 31, 2009. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. If you received your Annual Meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders and proxy card were enclosed.

The matters to be acted upon are described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet, as described in the proxy materials, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the envelope provided. Instructions regarding all three methods of voting are provided on the proxy card. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

On behalf of our Board of Directors, we thank you for your continued support.

Sincerely,

Sylvia Summers Couder
Chief Executive Officer

The accompanying proxy statement is dated April 30, 2010 and is first being provided to the stockholders of Trident on or about April 30, 2010.

PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
INFORMATION ABOUT OUR BOARD OF DIRECTORS
PROPOSAL NO. 1 ELECTION OF CLASS III DIRECTORS
CORPORATE GOVERNANCE
PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
PRINCIPAL ACCOUNTANT FEES AND SERVICES
REPORT OF THE AUDIT COMMITTEE
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TRANSACTIONS WITH RELATED PERSONS
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
HOUSEHOLDING OF SPECIAL MEETING MATERIALS
TRANSITION REPORT
OTHER MATTERS

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 17, 2010

The 2010 Annual Meeting of Stockholders of Trident Microsystems, Inc., a Delaware corporation, will be held on Thursday, June 17, 2010, at 2:00 p.m. local time at Trident’s corporate offices located at 1170 Kifer Road, Sunnyvale, California 94086, for the following purposes:

1. To elect two Class III directors to hold office for a three-year term and until their respective successors are elected and qualified; with one additional Class III director to be elected by the holder of our Series B Preferred Stock.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our board of directors recommends a vote FOR Items 1 and 2. Stockholders of record at the close of business on April 26, 2010 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1170 Kifer Road, Sunnyvale, California 94086.

By order of the Board of Directors,

David L. Teichmann
Corporate Secretary

April 30, 2010

IMPORTANT: Please vote your shares via telephone or the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign, date and return the proxy card by mail. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 17, 2010: Our Proxy Statement is attached. Financial and other information concerning Trident Microsystems, Inc. is contained in our Transition Report to Stockholders for the transition period ended December 31, 2010. A complete set of proxy materials relating to our Annual Meeting is available on the internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, and Annual Report to Stockholders, may be viewed at http://www.proxydocs.com/trid.

TRIDENT MICROSYSTEMS, INC.
1170 Kifer Road
Sunnyvale, California 94086

PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Trident Microsystems, Inc., a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on June 17, 2010 and at any adjournment(s) or postponement(s) thereof, referred to in this proxy statement as the Annual Meeting. The Annual Meeting will be held at 2:00 p.m. local time at our corporate headquarters, 1170 Kifer Road, Sunnyvale, California 94086. The proxy solicitation materials were first made available electronically on or about April 30, 2010 to all stockholders entitled to vote at the Annual Meeting.

On February 8, 2010, we completed the acquisition of select assets and liabilities of the television systems and set-top box business lines of NXP B.V., a Dutch besloten vennootschap, (“NXP”), in exchange for the issuance to NXP of 104,204,348 shares of Trident common stock, representing 60% of our outstanding shares of common stock, after giving effect to the share issuance to NXP (the “Acquisition”). Additionally, we issued to NXP four shares of our Series B Preferred Stock (the “Series B Preferred Stock”). The shares of Series B Preferred Stock were issued pursuant to an Amended and Restated Certificate of Designation of Series B Preferred Stock that we filed with the Secretary of State of Delaware (the “Certificate of Designation”). In addition, we have entered into a Stockholder Agreement with NXP (the “Stockholder Agreement”) setting forth certain rights and restrictions with respect to the shares of our common stock issued to NXP in the Acquisition, including the right of NXP to designate four nominees to our board of directors. A copy of the Stockholder Agreement was included as an exhibit to our definitive proxy statement filed with the Securities and Exchange Commission on December 18, 2009.

In connection with the Acquisition, we changed our fiscal year end from June 30 to December 31. As a result of the change in fiscal year, our financial statements for the transition period ended December 31, 2009 cover the six months from July 1, 2009 to December 31, 2009. Accordingly, much of the information contained in this proxy statement, including compensation related disclosure, covers the six month period from July 1, 2009 (the conclusion of our prior fiscal year) to December 31, 2009. Similar information relating to our fiscal year ended June 30, 2009 was included in our proxy statement filed in connection with our Annual Meeting of stockholders held on January 25, 2010.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I being provided access to this Proxy Statement?

A:	We are soliciting proxies for our Annual Meeting. You are receiving access to this proxy statement because you owned shares of Trident common stock on April 26, 2010, the “record date,” and that entitles you to vote at the meeting. Our board of directors is soliciting proxies to vote at our Annual Meeting on (i) the election of two Class III directors by the holders of our common stock, with a third director to be elected by the holder of our Series B Preferred Stock, and (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, as well as any other matters that may come before the meeting, and your proxy will be voted at the meeting or at any adjournment or postponement of the Annual Meeting.

Q:	What information is contained in this proxy statement?

A:	The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid executive officers, corporate governance and information on our board of directors, and certain other required information.

Q:	Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

A:	This year, we are pleased to take advantage of the rules adopted by the U.S. Securities and Exchange Commission (“SEC”) allowing companies to furnish proxy materials over the Internet to their stockholders rather than mailing paper copies of those materials to each stockholder. On or about May 7, 2010, a Notice of Internet Availability of Proxy Materials will be mailed directing stockholders to a web site where they can access our proxy statement for the 2010 Annual Meeting and the Annual Report for the transition period ended December 31, 2009 and view instructions on how to vote via the Internet or by phone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Q:	What am I being asked to vote on?

A:	Our common stockholders are being asked to vote on the following proposals:

Proposal No. 1: The election of two Class III members of our board of directors, to hold office for a three year term and until our 2013 Annual Meeting of Stockholders, with a third Class III director to be elected by the holders of our Series B Preferred Stock; and

Proposal No. 2: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

The holders of our four outstanding shares of Series B Preferred Stock are being asked to vote on the election of one Class III member of our board of directors, to hold office for a three year term and until our 2013 Annual Meeting of Stockholders. Except for the election of the four directors that the Series B Preferred Stock is entitled to nominate and elect to our board of directors, the holders of our Series B Preferred Stock are not entitled to a separate vote on any matter at this Annual Meeting.

Q:	How do I get electronic access to the proxy materials?

A:	The Notice will provide you with instructions regarding how to view our proxy materials for the Annual Meeting on the internet and instruct us to send our future proxy materials to you electronically by email. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	What is a proxy and how do I vote?

A:	A proxy is a legal designation of another person to vote your shares on your behalf. If a broker, bank or other nominee is the holder of record of shares that you beneficially own, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by completing and executing a proxy by means of any of the three voting methods described in these proxy materials (by telephone, over the internet, or by signing, dating and mailing a proxy card). Of course, you may also choose to attend the meeting and vote your shares in person.

The proxy holders will vote your shares in accordance with your instructions on your completed proxy as submitted. If you complete and deliver a proxy without giving specific voting instructions, your shares will be voted “FOR” the election of each of the nominees for Class III of our board of directors, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Annual Meeting.

Q:	How does the board of directors recommend that I vote?

A:	Our board of directors recommends that you vote your shares:

•	“FOR” each of the nominees to Class III of our board of directors; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Q:	Who is entitled to vote at the meeting and how many shares may be voted at the meeting?

A:	All holders of our common stock who held shares at the close of business on the “record date” (April 26, 2010) are entitled to receive notice of and to vote at the meeting. As of the close of business on the record date, there were 175,967,363 shares of Trident common stock outstanding and entitled to vote at the meeting, and such shares were held by approximately 346 holders of record. Each share of common stock is entitled to one vote. In addition, on the record date, we had four shares of Series B Preferred Stock outstanding, which were entitled to nominate and elect one Class III member of our board of directors.

Q:	What shares can I vote?

A:	Each share of common stock issued and outstanding as of the close of business on the record date for the Annual Meeting of stockholders is entitled to be voted on all items being voted on at the Annual Meeting; provided that one nominee for Class III director shall be elected by the holder of our four shares of Series B Preferred Stock only. You may vote all shares owned by you as of the record date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On the record date we had 175,967,363 shares of common stock issued and outstanding, and four shares of Series B Preferred Stock issued and outstanding.

Q:	How many votes am I entitled to per share?

A:	Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the record date.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most Trident stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

     Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, you are considered, with respect to those shares, the stockholder of record, and the Notice was sent directly to you by Trident. As the stockholder of record, you have the right to grant your voting proxy directly to Trident or to vote in person at the Annual Meeting. If you requested to receive printed proxy materials, Trident has enclosed or sent a proxy card for you to use. You may also vote on the internet or by telephone, as described in the Notice and below under the heading “Can I vote by telephone or over the internet?”

     Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the internet or by telephone, as described in the Notice and below under the heading “Can I vote by telephone or over the internet?”

Q:	Can I vote by telephone or over the internet?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, with shares registered in your name, you may vote over the internet or by telephone 24 hours per day, seven days per week. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. You may vote over the internet at http://www.proxyvoting.com/trid. You may vote by telephone by calling 1-866-540-5760. Use any touch-tone telephone to vote your proxy. If you have requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you submit your proxy by internet or by telephone, you do not need to mail back your proxy card. The internet and telephone voting facilities will close at 11:59 p.m. Eastern Time, on June 16, 2010.

A stockholder not wishing to vote electronically through the internet or by telephone may vote in person at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent. If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other nominee, you should receive a voting instruction form from that institution by mail. You may vote over the internet at www.proxyvote.com or by telephone at 1-800-579-1639. The instruction form will also tell you how to vote by mail or request a paper copy of the materials. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on June 16, 2010.

Stockholders who vote over the internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder (e.g., your broker) and bring it with you to the Annual Meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	When was this proxy statement made available to stockholders?

A:	This proxy statement and the proxy card are first available electronically on or about April 30, 2010. The Notice will be mailed to stockholders on or about May 7, 2010.

Q:	When and where will the meeting be held?

A:	The meeting will be held at our corporate offices located at 1170 Kifer Road, Sunnyvale, California 94086, on Thursday, June 17, 2010, at 2:00 p.m., local time.

Q:	What is a quorum?

A:	For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding common stock entitled to vote and representing a majority of the voting power of such shares will constitute a quorum for the transaction of business. At the close of business on the record date, there were 175,967,363 shares of our common stock outstanding and entitled to vote. Therefore, in order for a quorum to exist, 87,983,683 shares must be represented by stockholders present at the meeting or by proxy.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the transaction of business.

Q:	What vote is required for each item?

A:	For the election of directors, the two nominees in Class III subject to a vote of our common shares receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected and the nominee by the holders of Series B Preferred Stock will be elected by the holder of the four shares of Series B Preferred Stock. To be approved, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm must receive a “For” vote from a majority of shares of common stock present and entitled to vote either in person or by proxy.

Q:	How will abstentions be counted?

A:	Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular proposal at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals, a “broker non-vote,” unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed. Abstentions are not considered to be votes cast under our bylaws or under the laws of Delaware (our state of incorporation). For the proposal to elect the nominees to Class III of our board of directors named in this proxy statement, abstentions have no effect on the outcome of the proposal. For the proposal to ratify the independent registered public accounting firm and the proposal to adjourn the meeting to solicit additional proxies, abstentions are treated as present and entitled to vote at the meeting and therefore have the same effect as a vote against the matter.

Q:	How will my shares be represented at the meeting?

A:	At the meeting, the individuals named in your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the board of directors, by a majority vote, recommends, which is:

•	FOR the election to our board of directors of each of the Class III nominees for director named in this proxy statement; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Q:	What happens if I sell my shares after the record date but before the meeting?

A:	The record date is earlier than the date of the meeting. If you transfer your shares of our common stock after the record date but before the date of the meeting, you will retain your right to vote at the meeting (provided that such shares remain outstanding on the date of the meeting).

Q:	What do I do if I receive more than one Notice or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name,” or otherwise through a nominee, you may receive more than one Notice and/or set of voting instructions relating to the meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted at the meeting.

Q:	If my Trident shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. If your shares are held in an account at a broker, you must instruct the broker on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required.

Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter.

Please note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote so we encourage you to provide instructions to your broker regarding the voting of your shares.

Q:	Is cumulative voting permitted for the election of directors?

A:	No. You may not cumulate your votes for the election of directors.

Q:	Can I revoke my proxy?

A:	Yes. You may revoke your proxy at any time before the meeting. Simply attending the meeting will not revoke your proxy. To revoke your proxy instructions if you are a holder of record, you must either (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver proxy instructions bearing a later date then your original proxy instructions, or (iii) attend the meeting, affirmatively revoke your proxy and vote your shares in person. If your shares are held by a bank, broker or other nominee and you wish to revoke or change your vote, you must follow the instructions provided by the bank, broker or nominee.

Q:	Who may attend the Annual Meeting?

A:	Our stockholders (or their authorized representatives) and our invited guests may attend the meeting. Verification of stock ownership will be required at the meeting. If you own your shares in your own name or hold them through a broker (and can provide documentation showing ownership such as a letter from your broker or a recent account statement) at the close of business on the record date (April 26, 2010), you will be permitted to attend the meeting. Stockholders may call the Office of the Corporate Secretary at (408) 962-5000 to obtain directions to Trident’s corporate offices located at 1170 Kifer Road, Sunnyvale, California 94086.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	Will cameras and recording devices be permitted at the meeting?

A:	No. Stockholders are not permitted to bring cameras or recording equipment into the meeting room.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	Trident will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the internet, you are responsible for internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the Annual Meeting.

Q:	What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?

A:	Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting their proposals in writing to Trident’s Corporate Secretary in a timely manner. Stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Trident Microsystems, Inc.
Attn: Corporate Secretary
1170 Kifer Road
Sunnyvale, California 94086
Phone: 408/962-5000
Fax: 408/991-9310

If a stockholder intends to submit a proposal or nomination for director for our 2011 Annual Meeting of Stockholders that is not to be included in Trident’s proxy statement and form of proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in Trident’s bylaws. To be timely, notice of a stockholder nomination for a director to be elected at an annual meeting shall be received at our principal executive offices no later than 120 days in advance of the date that our proxy statement was first released to stockholders in connection with this meeting, or December 31, 2010, unless we change the date of the annual meeting by more than 30 calendar days from the date contemplated at the time of this proxy statement, in which case notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which the public announcement of the date of the annual meeting was first made.

Trident’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Trident Microsystems, Inc. 1170 Kifer Roard, Sunnyvale, California 94086, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC’s website located at www.sec.gov and on our website at www.tridentmicro.com. Please see “Director Nominations” below for further information concerning the requirements for submitting a candidate for nomination as a director at the 2011 Annual Meeting of stockholders

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

INFORMATION ABOUT OUR BOARD OF DIRECTORS

We have a classified Board of Directors consisting of three Class I directors (Richard L. Clemmer, Philippe Geyres and Raymond K. Ostby), three Class II directors (Brian R. Bachman, J. Carl Hsu and David M. Kerko) and three Class III directors (A.C. D’Augustine, David H. Courtney and Sylvia Summers Couder). Messrs. Clemmer, Geyres, Kerko and D’Augustine were each appointed to the board of directors by NXP as the holder of the Series B Preferred Stock. At each Annual Meeting of Stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the Annual Meeting date and serve until their respective successors are duly elected and qualified. The term of our Class I directors expires at the Annual Meeting to be held in 2011. The term of our Class II directors expires at the Annual Meeting to be held in 2012, and the term of our Class III directors expires at this Annual Meeting. Successors to the directors in Class III will be elected for a term expiring at the Annual Meeting to be held in 2013.

Prior to completion of the Acquisition, our board of directors consisted of seven directors. Effective upon completion of the Acquisition on February 8, 2010, and pursuant to the terms of our Bylaws, our board of directors expanded the board to nine members, Mr. Glen Antle and Mr. Hans Geyer resigned as members of the board, and NXP, as the sole holder of our Series B Preferred Stock, designated Mr. Clemmer, Mr. Geyres, Mr. D’Augustine and Mr. Kerko to fill the four vacancies on the board.

Pursuant to the Stockholder Agreement and the Certificate of Designation, for so long as the holders of the Series B Preferred Stock (currently all such shares are owned by NXP) beneficially own 11% or more of our common stock and are entitled to elect a director, the size of our board of directors will be fixed at nine directors, consisting of four designees by the holders of our Series B Preferred Stock (the “Series B Directors”), one director who shall be our Chief Executive Officer (unless all other directors otherwise agree, as provided in the Certificate of Designation), and four additional directors (the “At-Large Directors”) who will be recommended by the Nominating and Corporate Governance Committee, nominated by our board of directors and elected by the holders of our common stock.

Our Nominating and Corporate Governance Committee selected two current members of Class III, being Mr. Courtney and Ms. Summers, as the At-Large Director nominee and as the CEO Director, as nominees for election as Class III directors, and NXP designated Mr. D’Augustine as the nominee for Class III director on behalf of the holders of the Series B Preferred Stock. NXP is expected to vote in favor of and elect Mr. D’Augustine as the director designated by the Series B Preferred Stock. In addition, NXP is expected to vote in favor of each of Mr. Courtney and Ms. Summers. Holders of our common stock will elect two directors at the Annual Meeting, the nominees for which are Mr. Courtney and Ms. Summers.

Each of the nominees currently serves as a director of Trident. Mr. D’Augustine was appointed a member of the board of directors following completion of the Acquisition. Each has consented to be named in this proxy statement and has agreed to serve or continue to serve, as the case may be, as a director if elected at the Annual Meeting. Those elected will serve for a three year term and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Director Biographies

The following table sets forth, for our current directors, including the nominees to be elected as Class III directors at this meeting, information with respect to their ages and background:

			Director
Name	Principal Occupation	Age	Since

Class I Directors:
Richard L. Clemmer	Chief Executive Officer, NXP B.V.	59	2010
Philippe Geyres	Director	57	2010
Raymond K. Ostby	Chief Financial Officer, ASSIA, Inc.	62	2006
Class II Directors:
Brian R. Bachman	Director	65	2007
J. Carl Hsu	Professor, School of Electrical Engineering and Computer Science, Peking University	68	2008
David M. Kerko	Investment Professional, Kohlberg Kravis Roberts & Co.	37	2010
Class III Directors:
David H. Courtney	Chief Executive Officer, JiWire, Inc.	51	2008
A.C. D’Augustine	Director	65	2010
Sylvia Summers Couder	Chief Executive Officer, Trident Microsystems, Inc.	57	2007

In addition, Mr. Glen M. Antle and Mr. Hans Geyer served as members of our board of directors during the transition period ended December 31, 2009. Mr. Antle and Mr. Geyer each resigned effective upon the completion of the Acquisition on February 8, 2010. Mr. Antle had been a member of our board of directors since July 1992 and Mr. Geyer had been a member of our board of directors since May 2007.

Brian R. Bachman has served as a member of the board of directors since May 2007. Mr. Bachman is a private investor and the Managing Partner of River Farm LLC. From 2000 to 2002, Mr. Bachman served as Chief Executive Officer and Vice Chairman of Axcelis Technologies, which produces equipment used in the fabrication of semiconductors. Mr. Bachman also serves as a director of Kulicke & Soffa Industries, and Keithley Instruments. Mr. Bachman holds a B.S. degree in engineering from the University of Illinois and an M.B.A. degree from the University of Chicago. The Company believes that Mr. Bachman’s experience in industries related to ours, is experience as an executive officer of a public company, and his experience serving on the board of directors and compensation committee of other public companies, give him the qualifications and skills to serve as a director and add value to our board of directors.

Richard L. Clemmer has served as a member of the board of directors since February 2010. Mr. Clemmer has served as President and Chief Executive Officer and Chairman of the Management Board of NXP Semiconductors since January 2009. Prior to joining NXP, Mr. Clemmer drove the turnaround and re-emergence of Agere Systems, the Lucent spin-out and a leader in semiconductors for storage, wireless data, and public and enterprise networks. He also served as Chairman of u-Nav Microelectronics, a leading GPS technology provider, and held a five-year tenure at Quantum Corporation where he was Executive Vice President and Chief Financial Officer. Prior to Quantum, Mr. Clemmer worked for Texas Instruments as Senior Vice President and Chief Financial Officer. Mr. Clemmer holds a B.A. degree in Business Administration from Texas Tech University and an M.B.A. degree from Southern Methodist University. He also serves on the boards of NCR Corporation. Mr. Clemmer was appointed a member of our board of directors by NXP pursuant to its rights as holder of our Series B Preferred Stock. We believe that Mr. Clemmer’s experience as an executive in industries related to ours, and his experience serving as a Chief Executive Officer of a large multi-national company, as well as his experience serving on the board of directors of other public companies, give him the qualifications and skills to serve as a director and add value to our board of directors. In addition, Mr. Clemmer’s continued connection with NXP provides us with valuable assistance in our continuing relationship and business operations with NXP, in areas related to strategic planning, and in coordination of our relationship with our largest stockholder.

David H. Courtney has served as a member of the board of directors since January 2008 and was appointed chairman in October 2009. Mr. Courtney became chief executive officer of JiWire, Inc. effective September 29, 2009. From September 2008 to September 2009, Mr. Courtney was an Executive in Residence at Venrock. Previously, he served as President, Chief Operating Officer and Chief Financial Officer of Adify, Inc. from September 2007 to August 2008. Prior to joining Adify, Mr. Courtney served in senior management positions at TiVo, Inc. from 1999 to 2006, most recently as Group Executive, Corporate Products & Services, Chief Financial Officer and a member of the Board of Directors from 2005-2006, Executive Vice President Worldwide Operations and Administration, Chief Financial Officer and a member of the Board of Directors from 2001-2005, Senior Vice President, Finance and Administration and Chief Financial Officer from 2000-2001, and Vice President and Chief Financial Officer from 1999 to 2000. Prior to his tenure at TiVo, Mr. Courtney was a Managing Director, Investment Banking at J.P. Morgan & Co., and before that, a Vice President, Investment Banking High Technology Group at Goldman Sachs & Co. Mr. Courtney holds an A.B. degree in Economics from Dartmouth College and an M.B.A. degree from Stanford University. We believe that Mr. Courtney’s experience as a chief financial officer of another public company, his experience in senior executive positions in large, complex organizations, and his financial experience throughout his career, provide us with core managerial, financial planning and public company financial reporting, corporate governance and risk management experience, and give him the qualifications and skills to serve as a director and add value to our board of directors.

A.C. D’Augustine has served as a member of the board of directors since February 2010. Mr. D’Augustine is currently managing a private investment company. Since October 2004, he has also been chairman of Syntricity Corp., a privately-held semiconductor test software company located in San Diego, California. Mr. D’Augustine has over thirty-five years of senior management experience in the semiconductor technology system and software industries and has held various senior management positions in companies that include Texas Instruments, Applied Micro Circuits Corporation, Brooktree and Conexant. He initiated and built the AMCC telecommunications business, as a foundation to its initial public offering in 1998, and assembled and directed Conexant’s digital infotainment division prior to Conexant’s initial public offering in 1998. Mr. D’Augustine holds a B.S. degree in Electrical Engineering from Drexel University and an M.B.A. degree from Rutgers University. Mr. D’Augustine was appointed a member of our board of directors by NXP pursuant to its rights as holder of our Series B Preferred Stock. We believe that Mr. D’Augustine’s experience as an executive in industries related to ours, including his experience serving in positions of senior management in large multi-national corporations, give him the qualifications and skills to serve as a director and add value to our board of directors.

Philippe Geyres has served as a member of the board of directors since February 2010. Mr. Geyres was CEO of Oberthur Card Systems, a French smart card company publicly listed on Euronext, Paris, during 2007 and 2008. Previously, he was from 1983 to 2006 with ST Microelectronics, most recently as Executive Vice-President, Consumer and Telecom Products after having held several management positions within Thomson-Semiconductors and SGS-Thomson, their predecessors in business. Before ST, Mr. Geyres was with Fairchild Semiconductor in Mountain View, CA as Operations Manager of the Bipolar Division, after having joined its parent company Schlumberger as IT Director for oil-field services. He began his professional career in 1974 with IBM at Corbeil-Essonnes. Mr. Geyres serves as a member of the board of directors of Advanced Digital Broadcast, a Swiss company listed in Zurich and of Arteris, a privately-held networking IP company in San Jose, California. Mr. Geyres graduated as an engineer from the Ecole Polytechnique of Paris in 1973. Mr. Geyres was appointed a member of our board of directors by NXP pursuant to its rights as holder of our Series B Preferred Stock. We believe that Mr. Geyres’ experience as an executive in industries related to ours, including his experience serving in positions of senior management in large multi-national corporations, give him the qualifications and skills to serve as a director and add value to our board of directors. In addition, Mr. Geyres’ location in and experience serving in management positions in Europe, provides value to us given the significantly greater size of our European operations following completion of the acquisition of business lines from both Micronas and NXP.

Dr. J. Carl Hsu has served as a member for the board of directors since April 2008. Dr. Hsu has served since October 2001 as Professor, School of Electrical Engineering and Computer Science, at Peking University. From 1972 until his retirement in December 2003, he served in a variety of senior positions at Bell Laboratories (including AT&T and Lucent), most recently as President and CEO, Bell Laboratories Asia Pacific and China, headquartered in Beijing. His positions during this period also included service as President and CEO of Lucent’s Communications

Software Group and as Executive Vice President, Advanced Technologies of Bell Laboratories. He is currently a member of the Board of Directors of Taiwan Mobile Co., Ltd. and Rogers Corporation. Dr. Hsu holds a B.S. degree in Electrical Engineering from the National Taiwan University and M.S. and Ph.D. degrees in Computer Science from the University of California at Los Angeles. We believe that Mr. Hsu’s experience in senior executive positions industries similar to ours, and give him the qualifications and skills to serve as a director and add value to our board of directors. In addition, Mr. Hsu’s location in and experience doing business in, China and other areas of Asia provides significant value to us, given that nearly 70% of our employees are located in our offices in Asia, and a significant portion of our business is with customers in Asia.

David M. Kerko has served as a member of the board of directors since February 2010. Mr. Kerko has been a Director of Kohlberg Kravis Roberts & Co. L.P. since December 2006. He was a Principal of Kohlberg Kravis Roberts & Co. L.P. between 2002 and 2006, having begun his career at Kohlberg Kravis Roberts & Co. in 1998. Prior to joining KKR, Mr. Kerko was with Gleacher NatWest Inc. Mr. Kerko holds a B.S. degree, summa cum laude, from The Wharton School, and a B.S.E. degree , summa cum laude, from the School of Engineering and Applied Sciences, University of Pennsylvania. He also serves on the board of Avago Technologies. Mr. Kerko was appointed a member of our board of directors by NXP pursuant to its rights as holder of our Series B Preferred Stock. We believe that Mr. Kerko’s experience in financial services as a principal of a private equity firm, together with his knowledge of our industry through his educational background and early professional experience, give him the qualifications and skills to serve as a director and add value to our board of directors. In addition, Mr. Kerko’s knowledge and experience in matters relating to strategic and financial planning, corporate governance and risk management, and his experience with portfolio companies with profiles similar to ours, provides value to us.

Raymond K. Ostby has served as a member of the board of directors since July 2006. Mr. Ostby has served as Vice President of Finance and Administration and Chief Financial Officer of ASSIA, Inc., a private emerging telecommunications infrastructure company, since January 2009. Mr. Ostby served as Vice President and Chief Financial Officer of NextG Networks, Inc., a private emerging wireless infrastructure company, from January 2005 to May 2008 and as its Vice President, Administration from May 2008 to October 2008. From July 2003 until January 2005, Mr. Ostby was Vice President, Finance & Administration and Chief Financial Officer at Arraycomm, Inc., a provider of multi-antenna signal processing solutions, and since June 1999, he has been Vice President, Finance & Administration, Chief Financial Officer and Secretary at KBC Pharma, a privately held company. From September 1993 until May 1999, Mr. Ostby was employed as Vice President, Finance and Administration, Chief Financial Officer and Secretary at Quickturn Design Systems, Inc., a provider of system-level verification solutions. From September 1991 to September 1993, he served as Vice President, Finance and Administration, Chief Financial Officer and Secretary at Force Computers, Inc., a computer products company. From June 1985 to September 1991, he served as Vice President, Finance and Administration, Chief Financial Officer and Secretary of Atmel Corporation, a manufacturer of semiconductor products. Mr. Ostby has been a Certified Public Accountant and holds a B.A. degree and an M.B.A. degree from the University of Montana, and completed Ph.D. coursework in Quantitative Analysis at the University of California at Berkeley. We believe that Mr. Ostby’s experience as a chief financial officer of other public and private companies, his experience in senior executive positions in large, complex organizations, and his financial experience throughout his career, provide us with core managerial, financial planning and public company financial reporting, corporate governance and risk management experience, and give him the qualifications and skills to serve as a director and add value to our board of directors.

Sylvia Summers Couder has served as Chief Executive Officer and a member of the Board of Directors since October 2007. She also served as President from February 2008 until February 2010. She held several positions with Spansion, Inc. between 2003 and 2007, most recently as Executive Vice President of the Consumer Smart Card and Industrial Division. Prior to joining Spansion, Ms. Summers served as Vice President and General Manager of the embedded business unit for Advanced Micro Devices’ Memory Products business. She has also served as President and Chief Executive Officer of Silvan Networks, Group Vice President and General Manager for the Public Access Management Network Services Group at Cisco Systems, Vice President and General Manager of the Multi-Platform Group at Storage Technology Corporation and in various senior-level management positions at Group Bull, Thomson CSF-RCM Division, and Matra Datasystems. She holds a B.S. degree in Electrical Engineering from Ecole Polytecnique Feminine in France and a M.S. degree in Electrical Engineering from the University of California, Berkeley. As our Chief Executive Officer, Ms. Summers provides our board of directors with invaluable insight into our operations, strategic planning, short and long-term growth prospects, risk oversight and management perspective.

PROPOSAL NO. 1

ELECTION OF CLASS III DIRECTORS

Three persons are to be elected to serve as Class III directors of the board of directors at this Annual Meeting. Two of such nominees are to be elected by the holders of our common stock, and one by the holders of our Series B Preferred Stock. The nominees by the board of directors for election by the holders of our common stock include one At-Large Director and our Chief Executive Officer, David H. Courtney and Sylvia Summers Couder, respectively. Each are current Class III members of the board of directors. If elected, these two nominees for election as Class III directors will serve as directors until our Annual Meeting of Stockholders to be held in 2013, and until their successors are elected and qualified. In addition, one designee by the holders of our Series B Preferred Stock is up for election, being A.C. D’Augustine. NXP, as the holder of all four outstanding shares of our Series B Preferred Stock, has nominated Mr. D’Augustine and has indicated its intent to elect Mr. D’Augustine as a member of Class III of our board of directors.

Mr. Courtney and Ms. Summers are each standing for reelection to the board of directors. Each of them was originally appointed to the board of directors following a search conducted by the Nominating and Corporate Governance Committee through an independent search firm retained in 2007 and 2008 to assist the Nominating and Corporate Governance Committee in identifying and evaluating candidates as chief executive officer to replace our former chief executive officer, and in identifying and evaluating additional candidates for the board of directors. The search firm evaluated a number of possible candidates and presented them to the Nominating and Corporate Governance Committee. Ms. Summers was hired as Chief Executive Officer and a member of our board of directors in October 2007, and Mr. Courtney was retained as a director in January 2008.

Unless instructed otherwise, the persons named in the accompanying proxy will vote the shares represented by such proxy for the election of Mr. Courtney and Ms. Summers as Class III directors. We understand that NXP intends to vote in favor of the election of Mr. D’Augustine as the nominee of the Series B Preferred Stock. Each has consented to serve, and the board of directors does not know of any reason why any of them would be unable to serve. If either Mr. Courtney or Ms. Summers becomes unavailable or unable to serve before the Annual Meeting (for example, due to serious illness), the Nominating and Corporate Governance Committee can designate a substitute nominee, and the persons named as proxies have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment. Except where otherwise instructed, proxies solicited by this proxy statement will be voted for the election of each such nominee. If Mr. D’Augustine is unable or unwilling to serve for any reason, a substitute will be designated and elected by the holders of the Series B Preferred Stock.

Required Vote

If a quorum is present and voting, the two nominees for Class III director receiving the highest number of votes will be elected as Class III directors, and the nominee designated by the holders of the Series B Preferred Stock, all of which are currently held by NXP, will be elected as a Class III director. Abstentions and broker non-votes have no effect on the vote. With respect to the election, removal, replacement or reclassification of directors (other than the Series B Directors), NXP is required, under the terms of the Stockholder Agreement, either to vote all shares of our common stock beneficially owned by it in accordance with the recommendation of our board of directors approved by a majority of the At-Large Directors, or vote all shares of our common stock beneficially owned by it in the same proportion (for, against, abstain or withheld, or as otherwise indicated) as the votes cast by all other holders of our common stock.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the nominees for Class III director named above. Unless authority to do so is withheld, the proxy holders named in each proxy will vote the shares represented thereby FOR the election of the two nominees listed above. NXP is expected to vote its shares of our common stock FOR the election of each nominee for Class III director in accordance with the Stockholder Agreement.

CORPORATE GOVERNANCE

Independence of the Board of Directors

Our board of directors is currently composed of nine directors and our board of directors has determined that seven meet the NASDAQ definition of independence. The board of directors has determined that Ms. Summers, as Chief Executive Officer, and Mr. Clemmer, as Chief Executive Officer of NXP, do not meet the definition of independence. Our board of directors annually determines the independence of directors based on a review by the directors and the Nominating and Corporate Governance Committee. No director is considered independent unless the board of directors has determined that he or she has no material relationship with us, either directly or as a partner, stockholder, or officer of an organization that has a material relationship with us. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. The standards relied upon by the board of directors in affirmatively determining whether a director is independent are embodied in our corporate governance guidelines available on our web site at http://www.tridentmicro.com/investors. These standards reflect the NASDAQ corporate governance listing standards. Under our corporate governance guidelines, a director will not be considered independent in the following circumstances:

•	has been employed by Trident (or by any parent or subsidiary of Trident) within the past three years;

•	has accepted or has a family member who has accepted payments from Trident (or any parent or subsidiary of Trident) in excess of $120,000 during the current or past three fiscal years, other than for:

•	compensation for board or board committee service;

•	payments arising solely from investments in Trident’s securities;

•	compensation paid to a family member who is a non-executive employee of Trident or a parent or subsidiary of Trident; or

•	benefits under a tax-qualified retirement plan or nondiscretionary compensation;

•	has a family member who was employed as an executive officer during the past three years by Trident or any parent or subsidiary of Trident;

•	is, or has a family member who is, an executive officer, partner or controlling stockholder of any organization to which Trident made, or from which Trident received, payment for property or services in the current or any of the past three fiscal years exceeding 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is greater, other than:

•	payments arising solely from investments in Trident’s securities; or

•	payments under non-discretionary charitable contribution matching funds;

•	is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of Trident served on the compensation committee of that other entity;

•	is, or has a family member who is a current partner of Trident’s outside auditor or was a partner or employee of Trident’s outside auditor who worked on the Trident’s audit at anytime during the past three years; or

•	has any other relationship which in the Board’s judgment might interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a director.

In addition, members of the Audit Committee must (i) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Act of 1933, as amended, (ii) not have participated in the preparation of our financial statements or those of any of our current subsidiaries at any time during the past three years, and (iii) be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. Additionally, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

In April 2010, the directors and the Nominating and Corporate Governance Committee reviewed directors’ responses to a questionnaire asking about the relationships with us (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between us and the directors or parties related to the directors. The Nominating and Corporate Governance Committee determined that each of the directors is independent, other than Ms. Summers and Mr. Clemmer, and that the members of the Audit, Compensation and Nominating and Corporate Governance Committees also meet the separate independence tests of NASDAQ. The Nominating and Corporate Governance Committee reported its conclusion to the board of directors, and the board of directors then considered each director individually and determined that none of the directors has had during the last three years (i) any of the relationships prohibited by NASDAQ rules for independence or (ii) any other material relationship with us that would compromise his or her independence; provided, however, that as Chief Executive Officer, Ms. Summers does not meet the definition of independence and as Chief Executive Officer of NXP, our largest shareholder, Mr. Clemmer does not meet the definition of independence. In addition, pursuant to policies adopted by NXP and Kohlberg, Kravis & Roberts, neither Mr. Clemmer nor Mr. Kerko are paid cash or equity compensation by us for their service on our board of directors.

Board Leadership Structure

The board of directors elects its Chairman and appoints our Chief Executive Officer according to its view of what is best for Trident at any given time. The board of directors has adopted a policy set forth in our Corporate Governance Guidelines that the positions of the Chairman of the Board and the Chief Executive Officer be held by different individuals, and that the Chairman should be elected from among the non-employee directors, unless the board of directors specifically determines for enumerated reasons that such roles should be held by a single individual, provided that such policy shall not take effect at a time when the Chairman is also serving as Acting Chief Executive Officer during any search for a permanent Chief Executive Officer.

Our board of directors is currently comprised of nine members, four of whom are designated by NXP as the holder of all of our outstanding shares of Series B Preferred Stock. NXP’s rights to designate directors is reduced as its ownership of our common stock is reduced, and once NXP owns less than 11% of our outstanding common stock, its rights to designate a director to our board of directors is eliminated. At least two of the directors designated by NXP shall have substantial operating or industry experience, and no more than two may be persons who are not independent directors. No more than one director nominated by Trident may be a person who is not an independent director, and at least two of the four directors designated by Trident shall have substantial operating or industry experience. In addition, in the Stockholder Agreement between Trident and NXP executed in connection with the completion of the Acquisition, Trident and NXP each agreed that the Chief Executive Officer would be a member of the board of directors, unless all other directors agree to the contrary. We have three standing committees, being the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and NXP has a right to designate one member of each such committee, together with a Strategy Committee which is comprised of two Trident designees and two NXP designees. As a result of his role as Chief Executive Officer of NXP, our largest stockholder, Trident and NXP agreed that Mr. Clemmer not serve as a member of our Compensation or Audit Committees.

The board of directors believes that the split of responsibility between the Chairman and Chief Executive Officer is currently in the best interests of Trident and its stockholders. We initially split the roles following the resignation of our former chief executive officer and founder, who had served as both Chairman and Chief Executive Officer, in 2007 following our investigation into our historical stock option granting practices and related accounting. Following a one year period where we appointed a single Chairman and Acting Chief Executive Officer while we searched for a new Chief Executive Officer, we determined that it was in the best interests of us and our stockholders to split the role, in order to provide additional leadership to our new Chief Executive Officer. Following the completion of the Acquisition, we again deemed it important to continue the separation of the role of Chairman and Chief Executive Officer, particularly given the increased size and complexity of our business resulting from the Acquisition, and the need of our Chief Executive Officer to concentrate on business issues including the successful integration of the Acquisition and subsequent growth of our combined company. With the appointment of an independent Chairman, we do not believe that it is necessary to have a lead director.

In anticipation of Mr. Antle’s retirement following completion of the Acquisition, the board of directors appointed Mr. David Courtney as Chairman in October 2009. The board of directors believes that Mr. Courtney, previously Chairman of our Nominating and Corporate Governance Committee, is able to provide the leadership and oversight necessary to serve as Chairman of our board of directors. In appointing Mr. Courtney, the board of directors determined it was important to have a Trident continuing director serve as Chairman following completion of the Acquisition, to provide continuity to the expanded board of directors and to have someone with knowledge of Trident and its operations serve as Chairman following the Acquisition. None of our continuing directors has served on our board of directors for a period prior to 2006, so although Mr. Courtney is one of the newer members of the board of directors, he has management experience, having previously served as chief financial officer of another public company. In addition, most of our other board members have leadership experience in large enterprises, and each are familiar with board processes and procedures, and principles of good corporate governance. We believe that the number of independent members of our board of directors, together with oversight of the board of directors by a non-executive chairman, benefits us and our stockholders.

On an annual basis, our Nominating and Corporate Governance Committee, as part of our governance review and succession planning, evaluates our leadership structure and composition of each of our board committees to ensure that we maintain a structure that is beneficial to us and our stockholders, and recommends any changes therein to our board of directors.

Board’s Role in Risk Oversight

The board of directors is our ultimate decision-making body, except with respect to those matters reserved to the stockholders. It selects the senior management team, which is charged with the conduct of our business. Having selected the senior management team, the board of directors acts as an advisor and counselor to senior management and ultimately monitors its performance. The fundamental role of the directors is to exercise their business judgment to act in what they reasonably believe to be our best interests and the best interests of our stockholders. In fulfilling that responsibility, the directors may reasonably rely on the honesty and integrity of our senior management and expert legal, accounting, financial and other advisors.

The board as a whole has responsibility for risk oversight, with reviews of particular areas conducted by specific board committees, including review of financial oversight by the Audit Committee, and matters of ethics and business conduct by the Nominating and Corporate Governance Committee, for example. In addition, matters of strategic operations and short and long term strategic goals, and implementation of such goals, are reviewed by the Strategy Committee. Each of these committees provides regular reports to the full board of directors. In addition, members of management provide regular reports to committees and the board of directors on policies and processes to enable the board of directors to identify, assess and evaluate critical risks and our responses to such risks, including strategic, operational, financial and reporting risks. These risks include the risks created by our recent acquisitions, which were evaluated by the board upon reports by management, including the risks involved with the integration of the acquired assets, liabilities, and employees, and the need to integrate disparate cultures across a much wider geographic base of our operations. In addition, the board of directors is responsible for, and regularly reviews matters relating to management and board succession planning.

Our Audit Committee is primarily responsible for overseeing our risk management processes relating to our internal control over financial reporting and our disclosure controls on behalf of the board of directors. Our internal audit function reports directly to our Audit Committee. Our Compensation Committee is responsible for overseeing areas of risk oversight related to executive compensation, including a review of the impact of the design of executive compensation packages and our compensation practices and procedures on risk.

In addition, our Strategy Committee oversees our strategic goals, short and long-term product development plans, and opportunities for our additional growth, as well as the risks attendant to such strategies, and provides an additional venue for discussion and evaluation of opportunities to our Chief Executive Officer, who is a member of the committee.

In order to minimize the risks inherent in our relationship and ongoing business with NXP, our largest stockholder, the Stockholder Agreement sets forth procedures for approval of related party transactions between Trident and any related party, including NXP.

Executive Sessions

Our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Mr. Courtney, who became our Chairman of the board of directors effective October 20, 2009, typically acts as the presiding director for such executive sessions of non-management directors.

Meetings of the Board of Directors and Committees

During the transition period ended December 31, 2009, the board of directors held fifteen (15) meetings. All directors attended at least 75% of the aggregate number of meetings of the board of directors and of the committees of the board of directors on which such director served during this period.

Committees of the Board of Directors

The board of directors currently has three regular committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.tridentmicro.com/investors.

The following table provides membership and meeting information for the transition period ended December 31, 2009, as well as the current membership, for each of the regular committees of the board of directors:

Nominating and Corporate
Name	Audit		Compensation		Governance

Glen M. Antle(1)					X
Brian Bachman			X	*	X
Richard L. Clemmer(2)
David H. Courtney(3)	X				X
A. C. D’Augustine(2)					X *
Hans Geyer(1)	X
Philippe Geyres(2)	X
J. Carl Hsu			X		X
David M. Kerko(2)			X
Raymond K. Ostby	X	*	X
Total meetings in transition period ended December 31, 2009:	10		8		4

*	Committee Chairperson

(1)	Mr. Antle and Mr. Geyer each resigned on February 8, 2010, effective upon completion of the Acquisition.

(2)	Mr. Clemmer, Mr. D’Augustine, Mr. Geyres and Mr. Kerko were each designated directors by NXP pursuant to the terms of the Stockholder Agreement and the Certificate of Designation, as designees of the Series B Preferred Stock, effective upon completion of the Acquisition on February 8, 2010. Each was appointed to the committees referenced above effective February 26, 2010. Mr. Clemmer, as Chief Executive Officer of NXP, is prohibited by the terms of the Stockholder Agreement from serving on the Audit or Compensation Committees.

(3)	Mr. Courtney was chairman of the Nominating and Corporate Governance Committee until February 26, 2010. He no longer serves on the Nominating and Corporate Governance Committee.

Audit Committee, Audit Committee Financial Expert

The Audit Committee currently consists of three independent, non-employee directors: Raymond K. Ostby, Philippe Geyres and David H. Courtney. During the transition period ended December 31, 2009, the Audit Committee consisted of Mr. Ostby, Mr. Geyer and Mr. Courtney. The board of directors has determined that each of Mr. Ostby and Mr. Courtney is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The board of directors annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as required by Rule 5605(c) of the NASDAQ Listing Rules and as independence is defined in Rule 5604(a)(2).

The Audit Committee of the board of directors oversees our corporate accounting and financial reporting processes and the audits of our financial statements. For this purpose, the Audit Committee performs several functions:

•	maintains responsibility for the appointment, compensation, retention and oversight of our independent registered public accounting firm;

•	approves in advance the engagement of the independent registered public accounting firm for all audit and non-audit services, and approves the fees and other terms of the engagement;

•	reviews, with our independent registered public accounting firm, any significant difficulties, disagreements, or restrictions encountered during the course of the audit, and reviews any management letters issued by the independent registered public accounting firm;

•	reviews the critical accounting policies and all alternative treatments of financial information discussed by the independent registered public accounting firm with management, and reviews with management significant judgments made in the preparation of financial statements;

•	reviews, with our independent registered public accounting firm, management and the board of directors, our financial reporting processes and internal control over financial reporting;

•	reviews the annual audited financial statements and recommends to the board of directors their inclusion in our annual report;

•	reviews the quarterly financial statements and earnings press releases;

•	reviews with management its assessment of the effectiveness and adequacy of our internal controls and procedures for financial reporting, and any significant deficiencies in the design or operation of our internal controls, and reviews with the independent registered public accounting firm their attestation to and report on our internal controls;

•	reviews and approves any related party transactions;

•	establishes and oversees procedures for the receipt, retention and treatment of complaints received regarding accounting, internal controls or auditing matters; reviews changes in, or waivers of, our Code of Conduct, and as requested by the Board, reviews and investigates any conduct alleged to be in violation of the Code of Conduct; and

•	periodically reviews and discusses with the independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards 61 (Codification of Statements on Auditory Standards No. 380) and any formal written statements received from the registered independent public accounting firm.

The Audit Committee held ten (10) meetings during the transition period ended December 31, 2009.

The Compensation Committee

The Compensation Committee currently consists of three independent, non-employee directors: Brian R. Bachman, J. Carl Hsu and David M. Kerko. During the transition period ended December 31, 2009, the Compensation Committee consisted of Brian R. Bachman, Raymond K. Ostby, and J. Carl Hsu. The board of directors annually reviews the NASDAQ listing standards definition of independence for Compensation Committee members and has determined that all members of our Compensation Committee are independent (as required by Rule 5605(c) of the NASDAQ Listing Rules and as independence is defined in Rule 5604(a)(2).

The Compensation Committee of the board of directors:

•	determines all compensation for the Chief Executive Officer and other executive officers, including incentive-based and equity-based compensation, and oversees the evaluation of management;

•	reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers, including annual performance objectives and goals, and evaluates the performance of the executive officers in light of these goals and objectives. In doing so, the Compensation Committee considers company performance and relative stockholder return, the value of similar incentive awards to officers at similar companies, and the awards given in past years, and periodically reviews regional and industry-wide compensation practices and trends;

•	approves and administers incentive-based and equity-based compensation plans in which our executive officers participate;

•	evaluates and recommends to the board of directors for determination all employment, severance, or change-in-control agreements, and special or supplemental benefits or similar provisions, applicable to executive officers; and

•	reviews and proposes to the board of directors from time to time changes in director compensation.

The agenda for meetings of the Compensation Committee is determined by the Chair of the Committee, together with assistance from the Vice President, Human Resources and input from the Chief Executive Officer.

The Compensation Committee held eight (8) meetings during the transition period ended December 31, 2009.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of three independent, non-employee directors: A.C. D’Augustine, Brian R. Bachman and J. Carl Hsu. During the transition period ended December 31, 2009, the Nominating and Corporate Governance consisted of Brian R. Bachman, David H. Courtney and Glen M. Antle. The board of directors annually reviews the NASDAQ listing standards definition of independence for the Nominating and Corporate Governance Committee members and has determined that all members of our Compensation Committee are independent (as required by Rule 5605(c) of the NASDAQ Listing Rules and as independence is defined in Rule 5604(a)(2).

The Nominating and Corporate Governance Committee of the board of directors:

•	evaluates and recommends to the board of directors nominees for each election of directors;

•	determines criteria for selecting new directors and reviews and makes recommendations to the board of directors concerning qualifications, appointment and removal of committee members;

•	considers any nominations of director candidates validly made by stockholders;

•	develops, recommends for Board of Director approval and reviews corporate governance principles applicable to us;

•	together with the Audit Committee, reviews changes in, or waivers of, the Code of Conduct; and

•	assists the board of directors in developing criteria for evaluation of Board of Director and committee performance and evaluates the Nominating and Corporate Governance Committee’s performance on an annual basis.

The Nominating and Corporate Governance Committee held four (4) meetings during the transition period ended December 31, 2009.

Special Litigation Committee

The board of directors has appointed a Special Litigation Committee composed solely of independent directors to review and manage any claims that we may have relating to our historical stock option grant practices and related issues investigated by the Special Committee, including the several purported stockholder derivative lawsuits concerning the granting of stock options wherein Trident has been named as a nominal defendant. The scope of the Special Litigation Committee’s authority includes the claims asserted in the derivative actions. In federal court, Trident has moved to stay the case pending the assessment by the Special Litigation Committee of the nominal plaintiffs’ claims. During the transition period ended December 31, 2009, Hans Geyer and Raymond K. Ostby were the members of the Special Litigation Committee. Following Mr. Geyer’s resignation on February 8, 2010, Mr. Ostby remains the sole member of the Special Litigation Committee.

Strategy Committee

The Strategy Committee was formed to work closely with executive management and other key employees in order to provide oversight of our strategic planning process and implementation of strategic decisions, and assure the board of directors is regularly informed about our key strategic plans and is able to provide feedback and guidance to executive management. The Strategy Committee reviews the resources available to management, including business plans and financial, operational and human resources required to implement our strategic goals. David H. Courtney, Hans Geyer, J. Carl Hsu and Sylvia D. Summers were members of the Strategy Committee, with Mr. Geyer elected chairperson of the Strategy Committee, during the transition period ended December 31, 2009, although most actions that would otherwise have been delegated to the Strategy Committee were reviewed by the full board of directors during this period, given the importance and complexity of the Acquisition being considered. Following the completion of the Acquisition, the Strategy Committee consists of Sylvia Summers Couder, Richard L. Clemmer, David H. Courtney and A. C. D’Augustine.

Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee will evaluate and recommend candidates for membership on the board of directors. In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of the board of directors and its Committees;

•	the perceived needs of the board of directors for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the board of directors;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee believes that candidates for director should have the highest personal integrity and ethics, although the Nominating and Corporate Governance Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the board of directors or specific qualities or skills that are necessary for one or more of the members of the board of directors to possess. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, having the ability to exercise sound business judgment and having the commitment to represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of Trident and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers the diversity of professional experience, knowledge of our business, age, skills, and such other factors as it deems appropriate given the current needs of the board of directors and Trident, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Trident during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and

Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board of directors by majority vote.

The board of directors consists of a diverse group of leaders of varying ages, and many have held senior leadership roles at companies providing relevant experience in our technology, type or size of business, financial expertise or geographic or cultural knowledge applicable to our business and worldwide expansion. We have sought directors that can provide experience in strategic and financial planning, public company financial reporting, compliance or risk management as well as directors with applicable industry and operating experience. Several of our directors have experience serving on the boards of directors or committees of other public companies and provide an understanding of corporate governance practices and trends, or executive compensation matters. Still other directors have direct experience in businesses or technologies directly comparable to ours. The current size and composition of our board of directors was assessed and revised in light of our needs following the completion of the Acquisition and our agreement relating to composition of the board of directors reached with NXP as our major stockholder. The Nominating and Corporate Governance Committee also assessed the composition of the committees of our board of directors in light of the Acquisition, and the qualifications of candidates in light of the challenges to governing our larger company posed by the Acquisition.

The Nominating and Corporate Governance Committee and the board of directors believe that these qualities described above, together with the attributes of each individual director described in their biographical information above, provide us with a diverse range of experience, judgment and skills.

Stockholder Recommendations; Nominations; Proposals

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend individuals for consideration to become nominees for election to the board of directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at: 3408 Garrett Drive, Santa Clara, California 95054, attention: Nominating and Corporate Governance Committee, at least one hundred twenty (120) days prior to the anniversary date of the mailing of the proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for the previous five years, biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Nomination of Director Candidates.  Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting or at a special meeting called by the stockholders for the purpose of electing directors only if timely notice of such stockholder’s intent to make such nomination or nominations has been given in writing to the Corporate Secretary of Trident. To be timely, notice of a stockholder nomination for a director to be elected at an annual meeting shall be received at Trident’s principal executive offices not less than 120 calendar days in advance of the date that Trident’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, or in the event of a nomination for director to be elected at a special meeting, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which the public announcement of the date of the annual meeting was first made.

A stockholder’s notice for a nomination for a director must include: (a) the name and address of each nominating person and of the person or persons to be nominated, (b) a representation that the nominating person is a holder of record of stock of Trident entitled to vote for the election of directors and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (c) a reasonably detailed description of all agreements, arrangements or understandings between each nominating person or any nominee, (d) any other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated by the board of directors, (e) the consent of each nominee to serve as a director of Trident if so elected, (f) information concerning any equity interests or economic or financial interests in Trident stock, including any proportionate interest in Trident equity held by a general or limited partnership, (g) any proxy, contract, arrangement, understanding, or relationship pursuant to which any nominating person or nominee has a right to vote any shares of any security of Trident, (h) any short interest in any security of Trident, (i) any rights to dividends, and (j) any performance-related fees that each such nominating person or any nominee is entitled to based on any increase or decrease in the value of shares of Trident.

Special Meetings.  Special meetings of the stockholders, for any purpose or purposes, may be called only (i) by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption) or (ii) in writing by the holders of not less than 10% of all shares entitled to cast votes at the meeting, voting together as a single class directed to the Corporate Secretary of Trident. The notice shall set forth the purpose or purposes of the meeting and any required information as described below, and request that the board of directors fix a record date for the meeting, which shall also be the record date for determining the right to participate in calling such special meeting. Business proposed by stockholders to be transacted at any special meeting shall be limited to the purpose or purposes stated in the notice. The board of directors shall then set the record date, which shall not be more than twenty (20) days following the date the notice was received by Trident. The board of directors shall determine the time, place, and date of any special meeting, including any special meeting called by the stockholders. In addition, the board of directors may submit its own proposal or proposals for consideration at a special meeting called by the stockholders.

Notice of Stockholder Business.  At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before a meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (ii) properly brought before the meeting by or at the direction of the board of directors, or (iii) properly brought before an annual meeting by a stockholder pursuant to our bylaws. For business to be properly brought before an annual meeting by a stockholder, the stockholder must be a stockholder of record and must have given timely notice thereof in writing to the Corporate Secretary of Trident. To be timely, notice of a stockholder proposal to be presented at an annual meeting shall be received at Trident’s principal executive offices not less than 120 calendar days in advance of the date that Trident’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which the public announcement of the date of the annual meeting was first made.

A stockholder’s notice must set forth as to each matter the stockholder proposes to bring before the annual or special meeting (a) a brief description of the business proposed to be brought before the annual or special meeting and the reasons for conducting such business at the meeting, (b) the name and address of each proposing person, as defined in our bylaws, (c) a representation that the proposing person is a holder of record of Trident common stock entitled to vote on the business proposed on the date of such notice and intends to appear in person or by proxy at the meeting to propose the business to be brought before the meeting, (d) the class or series and number of shares of Trident which are owned of record or beneficially owned by each proposing person, (e) any material interest of the proposing person in the business proposed to be brought before the meeting, and a reasonably detailed description of all agreements, arrangements, and understandings between any of the proposing persons and any other persons or entities in connection with the proposal of such business by such stockholder, (f) information relating to equity or other rights, including certain economic interests or rights to profit from an increase or decrease in Trident’s share price, and any voting rights in Trident stock, (g) any short interest in any security of Trident held, (h) any rights to dividends, (i) any proportionate interest in shares of Trident, and (j) any performance-related fees that each such proposing person is directly or indirectly entitled to based on any increase or decrease in the value of Trident shares.

The full description of the notices required are set forth in our bylaws, a copy of which can be obtained upon request from our Corporate Secretary.

Director Nominations by NXP

At-Large Directors will continue to be nominated by the Nominating and Corporate Governance Committee and subject to election by our stockholders at our annual meeting each year. The holders of our Series B Preferred Stock have the right to designate and elect four members of the board of directors. Any Series B Director may be removed at any time only by the holders of the Series B Preferred Stock and the holders of the Series B Preferred Stock have the sole right to fill vacancies caused by the death, resignation, retirement, disqualification or removal of a Series B Director, other than vacancies arising from a reduction in the number of authorized Series B Directors occurring as a result of the sale by NXP of its shares of Trident common stock. In addition, one member of the board of directors shall be our Chief Executive Officer (unless all other directors agree to the contrary. In any election of directors, NXP must vote its shares of common stock as required by the Stockholder Agreement, as described under “NXP Voting Rights” below.

At all times following the Acquisition, a majority of the board of directors must consist of independent directors. Under the terms of the Stockholder Agreement, no person may serve as a director who during the past five years has been convicted in a criminal proceeding or a party to a civil proceeding brought by a governmental authority in which such person has been finally determined to have committed a violation of federal, state or foreign law (in each case, (excluding traffic violations or other misdemeanors not involving moral turpitude or deliberate dishonesty). At least two of the Series B Directors shall have substantial operating or industry experience, and no more than two of the Series B Directors may be persons who are not independent directors. The holder of the Series B Preferred Stock shall consult with the Nominating and Corporate Governance Committee (which may delegate such consultation to the committee chairperson and/or the Chief Executive Officer of Trident) regarding the names, backgrounds and qualifications of the persons to be nominated and elected as Series B Directors after considering our corporate governance guidelines. However, the Nominating and Corporate Governance Committee has no right or duty to approve or disapprove any proposed Series B Director who meets the requirements described above.

NXP Voting Rights

Pursuant to the Stockholder Agreement, NXP, which holds a majority of the outstanding shares of our common stock, is required, with respect to the election, removal, replacement or reclassification of directors (other than Series B Directors), either to vote all shares of our common stock beneficially owned by it in accordance with the recommendation of our board of directors approved by a majority of the At-Large Directors, or vote all shares of our common stock beneficially owned by it in the same proportion (for, against, abstain or withheld, or as otherwise indicated) as the votes cast by all other holders of our common stock.

The holders of the Series B Preferred Stock are entitled to elect a number of Series B Directors based on a formula relating to their aggregate beneficial ownership of our common stock:

•	so long as the holders of the Series B Preferred Stock beneficially own, in the aggregate, at least 40% of our outstanding common stock, the holders of the Series B Preferred Stock will be entitled to nominate and elect four Series B Directors;

•	so long as the holders of the Series B Preferred Stock beneficially own, in the aggregate, less than 40% but at least 30% of our outstanding common stock, the holders of the Series B Preferred Stock will be entitled to nominate and elect three Series B Directors;

•	so long as the holders of the Series B Preferred Stock beneficially own, in the aggregate, less than 30% but at least 20% of our outstanding common stock, the holders of the Series B Preferred Stock will be entitled to nominate and elect two Series B Directors;

•	so long as the holders of the Series B Preferred Stock beneficially own, in the aggregate, less than 20% but at least 11% of our outstanding common stock, the holders of the Series B Preferred Stock will be entitled to nominate and elect one Series B Director; and

•	if the holders of the Series B Preferred Stock beneficially own, in the aggregate, less than 11% of our outstanding common stock, they will not be entitled to elect any Series B Director and the Series B Preferred Stock will be subject to redemption.

The number of Series B Directors will be irrevocably reduced if the aggregate amount of our common stock beneficially owned by the holders of the Series B Preferred Stock is less than the applicable threshold set forth above for a period of thirty (30) consecutive days. Any such reduction will be permanent, and the holders of the Series B Preferred Stock will not be entitled to elect additional Series B Directors if their aggregate beneficial ownership of our common stock subsequently increases to exceed one of the thresholds set forth above. If the number of Series B Directors is reduced, the holders of the Series B Preferred Stock must cause any excess Series B Directors to resign and must remove the appropriate number of excess Series B Directors if the resignations are not obtained. If any excess Series B Directors do not resign and are not removed within thirty (30) days after such resignation or removal was required, a majority of the remaining directors may remove any excess Series B Directors.

No stockholder other than the holders of the Series B Preferred Stock will be entitled to nominate a Series B Director.

Communications By Stockholders With Directors

Stockholders may communicate with any and all of our directors by transmitting correspondence by mail or facsimile, addressed to the Chairman of the Board, or board of directors, or an individual director, care of the Corporate Secretary, at our offices at 1170 Kifer Road, Sunnyvale, California 94086. The Corporate Secretary shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication or the communication contains commercial matters not related to the stockholder’s stock ownership, as determined by the Corporate Secretary in consultation with our legal counsel. The board of directors or individual directors so addressed shall be advised of any communication withheld.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics, referred to in this proxy statement as the Code of Conduct, which applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer and other senior financial officers. The Code of Conduct, as applied to our principal executive officer, principal financial officer and principal accounting officer, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of NASDAQ. You may view our Code of Conduct on our website at http://www.tridentmicro.com/investors. A printed copy may also be obtained by any stockholder upon request. We intend to disclose any future amendments to certain provisions of our Code of Conduct, and any waivers of provisions of the Code of Conduct required to be disclosed under the rules of the Securities and Exchange Commission or listing standards of NASDAQ, at the same location on our website.

Corporate Governance Guidelines

The primary responsibility of the board of directors is to foster the long-term success of Trident, consistent with representing the interests of the stockholders. In accordance with this philosophy, the board of directors has adopted Corporate Governance Guidelines that reinforce our values by promoting responsible business practices and good corporate citizenship. The board of directors reviews these guidelines on an annual basis to determine whether they can be improved upon or if they should be modified in response to changed circumstances. Periodically, the board of directors has modified these guidelines, and will continue to do so if the directors believe that changes to these guidelines will advance the best interests of the stockholders. The guidelines address the composition of the board of directors, criteria for membership on the board of directors and other board governance matters. These guidelines are available on our website at http://www.tridentmicro.com/investors. A printed copy of the guidelines may also be obtained by any stockholder upon request.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of Trident. During the transition period ended December 31, 2009, no member of the Compensation Committee had any relationship with Trident requiring disclosure under Item 404 of Regulation S K, and, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on our Compensation Committee or the board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. The SEC requires officers, directors and greater than ten percent beneficial owners to furnish us with copies of all Forms 3, 4 and 5 they file.

We believe that all of our officers, directors and greater than ten percent beneficial owners complied with all their applicable filing requirements during the transition period ended December 31, 2009. This is based on our review of copies of Forms 3, 4 and 5.

Director Compensation

The Compensation Committee reviews and recommends to the Board non-employee director compensation. We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the board of directors. In setting the compensation of non-employee directors, we consider the significant amount of time that the board members expend in fulfilling their duties to Trident as well as the experience level we require to serve on the board of directors. The Compensation Committee annually reviews the compensation and compensation policies for non-employee members of the board of directors.

The board of directors has adopted the following cash compensation payable to non-employee members of the board of directors for their service as board members:

Annual Cash Payment

	Annual Retainer Fees	Quarterly Payments

All Board Members (Base)	$35,000.00	$8,750.00
Chairman of the Board	$25,000.00	$6,250.00

	Audit Committee

Chair Fee	$20,000.00	$5,000.00
Member	$10,000.00	$2,500.00

	Compensation Committee

Chair Fee	$12,000.00	$3,000.00
Member	$6,000.00	$1,500.00

	Nominating and Corporate
	Governance Committee

Chair Fee	$8,000.00	$2,000.00
Member	$4,000.00	$1,000.00

	Strategy Committee*

Chair Fee	$12,000.00	$3,000.00
Member	$6,000.00	$1,500.00

*	The fee for service on the Strategy Committee was changed to a $1,000 per meeting attendance fee as of March 4, 2010; the Strategy Committee does not currently have a Chairman.

On July 20, 2009, the Compensation Committee approved a one-time payment to each of Mr. Raymond K. Ostby and Mr. Hans Geyer in the amount of $60,000, for their service on the Special Litigation Committee, formed in May 2007 to review and manage any claims that Trident may have relating to its historical stock option grant practices and related issues investigated by the Special Committee, including the purported stockholder derivative lawsuits wherein Trident has been named as a nominal defendant, and the investigations by the SEC and the Department of Justice. This fee is similar to the fee of $60,000 paid to the members of the Special Committee in fiscal year 2009 upon completion of its work in connection with Trident’s investigation into its historical stock option granting practices and related accounting.

During the transition period ended December 31, 2009, nonemployee members of the board of directors were entitled, on the date immediately following the date of each annual meeting of Trident’s stockholders, automatically and without further action of the board of directors, an annual restricted stock award equal to such number of shares determined by the stock price to be equal to $120,000 on the date of the award. Each annual restricted stock award vests on the day immediately preceding the first annual meeting occurring after the date of grant of the annual restricted stock award. However, subject to certain exceptions, under the terms of Trident’s 2006 Plan, under which prior awards were granted, within any fiscal year of Trident, no non-employee director may be granted awards which, when combined with all other equity compensation awards granted by Trident within the same fiscal year, if any, are for a number of shares of stock that exceed a pre-determined percentage of the number of shares of Stock issued and outstanding on the first day of such fiscal year. Accordingly, in July 2009 the Compensation Committee amended the terms of the board of director’s compensation program such that the annual restricted stock award to be granted to non-employee members of the board of directors is limited to 24,000 shares of restricted stock, effective with the annual meeting of stockholders held on January 25, 2010. In partial compensation of this reduction in value of the annual restricted stock award, the Compensation Committee increased the cash compensation payable to non-employee members of the board of directors by $22,000 per annum, payable following the date of the annual meeting. In connection with such policy, immediately following the annual meeting of shareholders held on January 25, 2010, each of our then members of the board of directors was awarded a restricted stock award in the amount of 24,000 shares. In addition, the Compensation Committee approved the acceleration of vesting of such award made to each of Mr. Antle and Mr. Geyer following their resignation from the board of directors following completion of the Acquisition, in recognition of their service to the board of directors, to Trident and to our stockholders.

In connection with the completion of the Acquisition and the expansion of our board of directors, and in recognition of the increased size and complexity of the company’s operations, the Compensation Committee amended the policy relating to equity awards to members of the board of directors to provide that each person serving as a non-employee director after the closing date of the Acquisition shall be granted, pursuant to our 2010 Equity Incentive Plan, automatically and without further action of the board of directors or the Compensation Committee, on the first business day of each calendar quarter, a fully vested quarterly stock grant of such number of shares determined by our stock price as quoted on the NASDAQ Global Select Market on the last business day of the immediately prior quarter, equal to $30,000, capped at an award of 10,000 shares per quarter. Any difference between $30,000 and the value of the 10,000 shares on the date of grant, if less than $30,000, will be paid in cash to each non-employee director. The stock awards made on April 1, 2010 to Messrs. Bachman, Courtney, Hsu and Ostby pursuant to this changed policy, for service on the board of directors for the period July 1, 2009 through June 30, 2010, were reduced to an amount equal to $30,000 less 1/4 of the value of the 24,000 share grant awarded to each of them following our annual meeting of stockholders held on January 25, 2010, with the full quarterly stock grant to commence with the grant to be made on July 1, 2010 as set forth above. Neither Mr. Kerko nor Mr. Clemmer receive any separate compensation, including any equity compensation, for their service on our board of directors.

The following table sets forth information concerning the compensation earned during the transition period ended December 31, 2009 by each individual who served as a director at any time during the transition period ended December 31, 2009:

	Fees Earned or				Other
Name	Paid in Cash ($)		Stock Awards($)(1)	Option Awards($)(1)	Compensation($)	Total($)

Glen Antle	$49,833		—	—	—	$49,833
Brian Bachman	$47,500		—	—	—	$47,500
David Courtney	$55,667		—	—	—	$55,667
Hans Geyer	$110,500	(2)	—	—	—	$110,500
J. Carl Hsu	$45,500		—	—	—	$45,500
Raymond Ostby	$112,500	(2)	—	—	—	$112,500

(1)	The amounts shown in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of our equity awards made to directors during the transition period ended December 31, 2009 in accordance with FASB ASC Topic 718.

(2)	Includes a one-time payment in the amount of $60,000, for service on the Special Litigation Committee.

Directors’ Stock Ownership Guidelines

To encourage directors to have a direct and material investment in shares of our common stock, and to further align their interests with the interests of our stockholders, the board of directors has adopted stock ownership guidelines, which request that directors who are not employees acquire and maintain a minimum of $105,000 in value of shares of our common stock during the three year term of their service on the Board. Board members in place as of the date on which the policy was adopted in July 2007 are encouraged to purchase the number of shares of common stock necessary to bring their equity interest in us to the $105,000 level on or before three years from July 2007. Directors joining after July 2007 are encouraged to attain the requested ownership level within a period of three years from the date on which their service begins. The value of the shares held by members of the board of directors shall be determined upon the greater of the aggregate purchase price paid for such shares or the current market price. Ownership shall be computed in terms of shares of our common stock owned outright, without taking into account the value of stock options or other securities convertible into shares of our common stock. Mr. Clemmer and Mr. Kerko, who will not be compensated for their service on our board of directors, will not be subject to these stock ownership guidelines.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of March 31, 2010, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder who is known by us to beneficially own more than 5% of our common stock, (ii) each of our named executive officers, (iii) each of our directors, and (iv) all directors and executive officers of Trident as a group.

	Number of Shares
	Beneficially
Beneficial Owner(1)	Owned(2)	Percent(3)

Beneficial Owners of in Excess of 5%
NXP B.V.(4)	104,204,348	59.41%
High Tech Campus 60 5656 AG Eindhoven The Netherlands
Executive Officers(5)
Sylvia Summers Couder(6)	467,483	*
Pete J. Mangan(7)	121,891	*
David L. Teichmann(8)	344,738	*
Hungwen Li(9)	212,808	*
Christophe Chene(10)	96,503	*
Directors		*
Brian R. Bachman(11)	120,838	*
Richard L. Clemmer	—
David Courtney(12)	68,667	*
A. C. D’Augustine	20,000	*
Philippe Geyres	10,000	*
J. Carl Hsu(13)	68,667	*
David M. Kerko	—
Raymond K. Ostby(14)	120,838	*
Directors and executive officers as a group (13 persons)(15)	1,652,433	*

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within sixty (60) days upon the exercise of options.

(3)	Calculated on the basis of [175,400,267] shares of common stock outstanding as of March 31, 2010, provided that any additional shares of common stock that a stockholder has the right to acquire within sixty (60) days after March 31, 2010 pursuant to grants of stock options or awards of restricted stock are deemed to be outstanding and beneficially owned by the person holding such options or restricted stock for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Based on a Schedule 13D filed with the Securities and Exchange Commission on February 18, 2010 by NXP B.V.

(5)	The address of the executive officers and directors is c/o Trident Microsystems, Inc., 3408 Garrett Drive, Santa Clara, California 95054.

(6)	Includes 171,428 shares subject to options exercisable by Ms. Summers within sixty (60) days of March 31, 2010. Also includes 275,824 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Ms. Summers’ employment terminate prior to vesting.

(7)	Includes 45,512 shares subject to options exercisable by Mr. Mangan within sixty (60) days of March 31, 2010. Also includes 69,286 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Mangan’s employment terminate prior to vesting.

(8)	Includes 243,611 shares subject to options exercisable by Mr. Teichmann within sixty (60) days of March 31, 2010. Also includes 74,866 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Teichmann’s employment terminate prior to vesting.

(9)	Includes 122,992 shares subject to options exercisable by Mr. Li within sixty (60) days of March 31, 2010. Also includes 55,751 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Li’s employment terminate prior to vesting.

(10)	Includes 25,000 shares subject to options exercisable by Mr. Chene within sixty (60) days of March 31, 2010. Also includes 63,100 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Chene’s service terminate prior to vesting.

(11)	Includes 50,000 shares subject to options exercisable by Mr. Bachman within sixty (60) days of March 31, 2010.

(12)	Includes 16,667 shares subject to options exercisable by Mr. Courtney within sixty (60) days of March 31, 2010.

(13)	Includes 16,667 shares subject to options exercisable by Mr. Hsu within sixty (60) days of March 31, 2010.

(14)	Includes 50,000 shares subject to options exercisable by Mr. Ostby within sixty (60) days of March 31, 2010.

(15)	Includes 741,877 shares subject to options that are currently exercisable or will become exercisable within sixty (60) days after March 31, 2010 beneficially owned by executive officers and directors, and 538,827 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should the employee’s employment terminate prior to vesting.

EXECUTIVE COMPENSATION

Information about the Executive Officers

Our current executive officers, who are elected by and serve at the discretion of the board of directors, are as follows:

Name	Position(s) with Trident	Age

Sylvia Summers Couder	Chief Executive Officer	57
Christos Lagomichos	President	55
Pete J. Mangan	Executive Vice President and Chief Financial Officer	51
David L. Teichmann	Executive Vice President, General Counsel and Corporate Secretary	54
Richard H. Janney	Vice President and Corporate Controller	51

As of our transition period ended December 31, 2009, the following individuals served as executive officers:

Name	Position(s) with Trident	Age

Sylvia Summers Couder	Chief Executive Officer and President	57
Pete J. Mangan	Executive Vice President and Chief Financial Officer	51
David L. Teichmann	Senior Vice President, General Counsel and Corporate Secretary	54
Dr. Hungwen Li	Senior Vice President of Greater China	59
Christophe Chene	Senior Vice President and General Manager, TV Business Unit	43
Dr. Donna M. Hamlin*	Vice President, Human Resources and Administration	55
Uri Kreisman	Vice President of Worldwide Operations	43
Richard H. Janney	Vice President and Corporate Controller	51

*	Ms. Hamlin resigned as an officer and employee effective January 12, 2010. All others listed above remain key employees of ours. Following the completion of the Acquisition, we reorganized our operations, and those key employees listed in the first table above were named our executive officers.

Biographical information for Ms. Summers is included above under “Information About Our Board of Directors.”

Christos Lagomichos joined Trident as President in February 2010. Previously, from September 2007 to February 2010, Mr. Lagomichos was Executive Vice President and General Manager of NXP Semiconductor’s Home Business unit where he was responsible for leading a business unit that created system solutions and AV components for digital consumer electronics applications, including TV, set-top boxes, PC TV and security technology. From 1995 to 2006 Mr. Lagomichos held several senior engineering roles with STMicroelectronics, most recently as Corporate Vice President and General Manager of the Home Entertainment & Displays Group. Prior to joining StMicroelectronics, he held a variety of engineering positions with Siemens. Mr. Lagomichos has a degree in Electronic Engineering from the Technical University of Munich.

Pete J. Mangan joined Trident in January 2008.  Previously, he was at Spansion from July 2005 to January 2008 and served in various financial positions including Director of Finance. From December 2004 to May 2005, he served as Vice President of Finance and Administration for Compxs. From December 2002 to December 2004 he served in various financial positions including Director of Finance for Asyst Technologies, Inc. Previous to Asyst, Mr. Mangan held senior executive financial positions at Advanced Micro Devices, FormFactor, Trident Microsystems, Real Chip Communications and Genesis Microchip. He holds a B.A. degree in Business/Economics from the University of California at Santa Barbara.

David L. Teichmann joined Trident in April 2007.  Previously, he was the Senior Vice President, General Counsel and Secretary of GoRemote Internet Communications, Inc., a secure managed global remote access solutions provider, from July 1998 until its acquisition by iPass, Inc. in February 2006. From 1993 to July 1998, he served in various positions at Sybase, Inc., an enterprise software company, including Vice President, International Law as well as Director of European Legal Affairs based in The Netherlands. From 1989 to 1993, Mr. Teichmann was Assistant General Counsel for Tandem Computers Corporation, a fault tolerant computer company, handling legal matters in Asia-Pacific, Japan, Canada and Latin America. He began his legal career as an attorney with the Silicon Valley-based Fenwick & West LLP. Mr. Teichmann holds a B.A. degree in Political Science from Trinity College, an M.A.L.D. degree in Law & Diplomacy from the Fletcher School of Law & Diplomacy and a J.D. degree from the University Of Hawaii School Of Law. He was also a Rotary Foundation Scholar at the Universidad Central de Venezuela, where he did post-graduate work in Latin American Economics and Law.

Dr. Hungwen Li joined Trident in January 2007.  Previously, he was the Chief Marketing Officer of Huahong International, a Shanghai-based IDM semiconductor company, from October 2005 to December 2006. Dr. Li served as General Manager, Vice President and CTO positions in Agilent’s semiconductor business from December 2002 to October 2005. From April 2000 to December 2002, Dr. Li was President and CEO of RedSwicth, a company he started and was acquired by Agilent. From 1991 to 2000, he was with HAL Computer Systems as General Manager and Vice President. He was with IBM Thomas J. Watson Research Center and Almaden Research Center from 1983 to 1991. He holds a B.S degree in Electrical Engineering from National Taiwan University, and a M.S. degree in Electrical Engineering and Ph.D. degree from the University of Pittsburgh.

Christophe Chene joined Trident in January 2009.  Mr. Chene was at Xilinx, serving most recently as its Vice President, Global Business Development during 2008. From 2005 to 2008, he served first as Senior Director, Marketing and Applications in the General Products Division at Xilinx, and from 2007 to 2008 as Vice President and General Manager, Micro Scale Products Division at Xilinx. From 2002 to 2005, Mr. Chene served as Senior Director, Integrated Circuits Marketing at Sharp Microelectronics of the Americas. Prior to that, he was with Texas Instruments, Inc., serving as Director, Digital Control Systems Business Unit, DSP Group, from 2000 to 2002, and in a variety of marketing manager, product marketing engineer or application engineer positions at Texas Instruments from 1990 to 2000. Mr. Chene holds a Bachelor of Science degree in Automatic Control Electronics and Electronic Engineering from the Institut National Des Sciences Appliqués in Toulouse, France.

Uri Kreisman joined Trident in November 2008.  Mr. Kreisman had a long career at Zoran Microelectronics, Ltd., serving most recently as its Senior Director of Operations from 2001 to October 2008. From 1996 to 2001, he served in a variety of engineering capacities at Zoran, including as a Product and Test Engineering Manager. From 1994 to 1996, Mr. Kreisman served as a Product Engineer for Tower Semiconductor, Ltd. in Israel. Mr. Kreisman holds a Bachelors of Science degree in Electrical Engineering and a Business Administration Diploma from the Israel Institute of Technology and a Bachelors of Science degree in Electrical Engineering from The Transport Institute, Leningrad, Russia.

Richard H. Janney joined Trident in July 2009.  Mr. Janney has served as an independent financial consultant since June 2008, and has consulted for Trident since December 2008. From February 2007 to May 2008, he served as Vice President of Finance at Asyst Technologies, Inc., and from September 2006 to January 2007, he served as its Acting Chief Financial Officer. From August 2002 to March 2007, Mr. Janney served in a variety of positions at Jefferson Wells, most recently as Engagement Manager. He served in a variety of senior financial positions at ZeBU, Inc., G. Gund III and Cholestech Corporation and began his career as an Audit Manager at Price Waterhouse. Mr. Janney holds a Bachelor of Science degree in Accounting and Finance from California Polytechnic State University, San Luis Obispo.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified employees, including our executive officers. Accordingly, our compensation arrangements for all of our employees must be geographically competitive, and the Compensation Committee targets salaries, annual incentives, long-term incentive grant values and total direct compensation at median levels of our peers, based on the best-available market data. The Compensation Committee’s philosophy is to pay all of our employees, including our executive officers named in the compensation tables below, in ways that support our strategic objectives, and will:

•	Attract, retain, and motivate talented employees responsible for the success of the organization;

•	Provide compensation to executives that is externally competitive, internally equitable and for a majority of our employees, that includes compensation that is performance-based;

•	Provide compensation for each executive in exchange for expected levels of performance and results;

•	Ensure that total compensation levels are reflective of company performance and provide executives with the opportunity to receive above market total compensation for exceptional performance; and

•	Ensure that equity compensation is within market ranges relative to dilution and overhang.

To help achieve these objectives, the Compensation Committee considers the competitive environment, but also believes that the compensation paid to our executive officers should be dependent upon our financial performance and the value that we create for our stockholders. For this reason, the Compensation Committee structures our compensation programs to link executive officer compensation with achievement of our performance goals, while still providing meaningful incentives for the attainment of our short-term and long-term strategic objectives and rewarding those executive officers who make substantial contributions to the attainment of those objectives. In addition, in further support of the achievement of these objectives, the Compensation Committee does not have a policy of providing:

•	guaranteed bonuses, other than periodically as an added incentive to attracting newly hired key employees;

•	severance agreements that are above market median; or

•	total compensation that is above competitive ranges relative to industry peers.

For the transition period ended December 31, 2009, the Compensation Committee also considered the challenges we faced in connection with the integration of the businesses we acquired from Micronas Semiconductor Holding AG in May 2009. The acquisition of the selected assets of the frame rate converter or FRC, demodulator or DRX, and audio decoder product lines and intellectual property from Micronas significantly strengthened our system-on-chip or SoC capabilities and enabled us to win orders from large, strategic original equipment manufacturers. For the six months ended December 31, 2009, 75% of our revenues were from the FRC, DRX, and audio decoder product lines that we acquired from Micronas. Our May 2009 acquisition of three product lines from Micronas provides complementary features and technologies that are critical to our SoC strategy and provide us with significant technology advantages in audio decoder and demodulator products in particular, enabling us to demonstrate to our customers that we are committed to the digital media market and that we can effectively integrate substantial acquisitions. Accordingly, when determining compensation for our employees generally, and our executive officers in particular, for the transition period ended December 31, 2009, our Compensation Committee considered the challenges faced by us in connection with the integration challenges presented by the acquired businesses, and the challenges arising from the assimilation of the different cultures of the employees joining us from Micronas. In light of our announced strategy to turn around our business following the difficult economic climate that we have been facing, together with the challenges provided by our acquisition strategy, our overall compensation objectives above were balanced during the transition period ended December 31, 2009 with the following concerns:

•	Be market competitive yet balanced: Provide market competitive compensation opportunities to our executive team through programs that balance the need to reward individuals during a difficult business environment with the “shareholder experience” of owning stock in a turnaround company;

•	Motivate and engage: Compensation programs should allow motivational rewards (in a reasonable and appropriate manner) for “small wins” as well as the ultimate goal of executing the turnaround strategy and positioning Trident for long-term success; and

•	Focus and simplify: Compensation should not be a “distraction;” during this period, it is critical that the pay programs are simple, easily understood and that executives should see a clear and direct link between their pay, achievement of the specific aspects of Trident’s operational strategy and the ultimate goal of creating long-term absolute value for our shareholders

The Compensation Process

Operation of the Compensation Committee; Role of Its Advisers

The Compensation Committee has responsibility for, among other things, discharging the Board’s responsibilities relating to compensation and benefits of our executive officers, including responsibility for evaluating and reporting to the Board on matters concerning management performance, officer compensation and benefits plans and programs. In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer compensation for consistency with our compensation philosophy. The Compensation Committee oversees and provides strategic direction to management regarding Trident’s compensation programs. It also determines the compensation of our Chief Executive Officer and all other executive officers. In addition, the Compensation Committee reviews the compensation programs for our other employees, including compensation for key, non-executive officer employees, and the non-executive officer variable compensation plans, and awards equity to all employees, other than newly-hired, non-executive officer employees who are awarded equity by the Stock Option Committee pursuant to parameters previously established by the Compensation Committee.

The Committee employs an independent compensation consultant, Radford, an independent compensation consulting firm and a business unit of Aon (“Radford”) to provide advice on matters relating to executive compensation. The compensation consultant provides analyses and recommendations for the Compensation Committee to review in making its decisions regarding executive and employee compensation programs, but it does not decide or approve any compensation actions. Radford developed criteria used to identify peer companies for executive compensation and performance comparisons; compiled and evaluated market data; advised on total target compensation and its elements, design changes to the short- and long-term incentive compensation plans, and reviewed various proposals presented to the Committee by management. The Compensation Committee also considers the guidelines published by RiskMetrics Group concerning elements of compensation, including a review of total shareholder return and projected equity burn rate in setting performance-based compensation and awarding equity to executive officers.

The Chairman of the Compensation Committee communicates directly with representatives of Radford, and a representative of Radford attends meetings of the Compensation Committee on an as-needed basis as requested. In addition, Radford periodically provides advice related to award levels in connection with our grant of equity awards to executive officers as well as other non-officer employees. During the transition period ended December 31, 2009, Radford was paid approximately $94,779.00 for its services to us, which included amounts paid to Radford in connection with advice provided by Radford during this period relating to compensation and benefits for employees acquired in the acquisition of business lines from NXP.

In addition, management has retained Compensia, Inc., an independent compensation consultant (“Compensia”), to provide analyses and recommendations solely to management, and in particular, to our Chief Executive Officer, in order to assist her in developing recommendations concerning the compensation of officers and employees reporting to her. Compensia has compiled and evaluated market data and advised our Chief Executive Officer on executive officer compensation, including base compensation, and short and long-term cash and equity compensation programs. Compensia also provided advice concerning compensation payable in connection with the transactions with NXP and Micronas concerning the coordination of compensation among our existing employees and employees newly hired as part of the acquisitions, and in connection with compensation payable to executive officers newly hired as part of the acquisitions. The data, analyses and advice supporting the recommendations of our Chief Executive Officer are reviewed with Radford and with the Compensation Committee when explaining the basis for the recommendations; however, the Compensation Committee relies on the independent advice of Radford when reaching final agreement on executive compensation packages. During the transition period ended December 31, 2009, Compensia was paid approximately $199,367.89 for its services to us.

Role of Management and the Chief Executive Officer in Setting Executive Compensation

Our Chief Executive Officer and our Vice President, Human Resources, attend most meetings of the Compensation Committee, in part, and provide recommendations to the Compensation Committee regarding the design and implementation of our compensation programs, including our bonus programs and other long-term equity compensation programs, and recommend financial and other performance targets to be achieved under those programs. The Chief Executive Officer annually assesses the performance of each executive officer reporting to her against the performance goals established at the beginning of the year for such officer, and meets with the Compensation Committee to review and evaluate executive officer performance. The performance goals for the transition period ended December 31, 2009 were largely subjective, with no specific weight provided to any individual goal or performance objective, and the evaluation was a qualitative assessment of the performance of each executive officer, with much of the performance evaluation impacted by the significant efforts expended by our executive officers in the completion of our two recent acquisitions. The performance of the Chief Executive Officer is assessed by the Compensation Committee. The Compensation Committee uses these performance assessments in connection with setting executive compensation.

Peer Group Selection and Benchmarking

For the transition period ended December 31, 2009, the Compensation Committee continued to rely on data previously provided by Radford concerning compensation payable to similarly-situated executives, as well as burn rates and overhang data, of comparable companies in our industry. Radford reviewed our executive compensation philosophy and assessed our total direct compensation and our competitive cash and equity compensation, including base salary, target short-term incentive opportunity, target total cash compensation, total long-term incentive values, and calculated target total direct compensation. Radford gathered competitive market data from specific peers within the semiconductor space with similar business focus and financial profile, together with select peers from the broader high-technology industry. Radford obtained data from public SEC filings for specific peers, and its Executive High Technology Surveys targeting public high-technology companies with specified revenue levels. Market data was gathered at the 25th, 50th, and 75th percentiles.

For the Compensation Committee’s deliberations of executive compensation for the 2010 fiscal year, which, following the decision to change our fiscal year to December 31 of each year, became the transition period ended December 31, 2009, the Compensation Committee reviewed survey data from a customized benchmark group comprised of the following companies:

					Trailing 12
	Fiscal	Number		Net	Months	Stock	Market Cap
Company	Year End	of Employees	Revenues	Income	Revenues	Price*	(MM)*

Actel Corp.	12/31/08	550	$218.4	$(11.7)	$212.1	$11.48	$300.00
Anadigics, Inc.	12/31/08	657	$258.2	$(41.9)	$214.3	$4.16	$262.8
Anaren, Inc.	06/30/08	930	$131.3	$9.2	$157.3	$17.95	$260.7
Cirrus Logic Inc.	03/31/08	473	$181.9	$(5.9)	$174.6	$4.48	$292.4
Digi International Inc.	09/30/08	663	$185.1	$12.4	$178.9	$9.95	$245.0
DSP Group Inc.	12/31/08	446	$305.8	$(212.4)	$273.0	$7.10	$161.4
Exar Corporation	03/31/09	368	$115.1	$(73.0)	$115.1	$7.44	$323.4
Hittite Microwave	12/31/08	332	$180.3	$53.8	$175.2	$35.15	$1,051.1
Ikanos Communications	12/31/08	290	$106.5	$(41.1)	$97.5	$1.61	$47.1
Integrated Silicon Solution	09/30/08	449	$235.2	$(17.8)	$182.7	$2.60	$66.4
IXYS Corporation	03/31/09	943	$273.6	$(3.3)	$273.6	$10.42	$320.2
Lattice Semiconductor Corporation	12/31/08	753	$753	$(38.2)	$209.0	$1.89	$217.8
Mindspeed Technologies Inc.	09/30/08	484	$160.7	$7.2	$148.4	$2.09	$50.2
MIPS Technologies, Inc.	06/30/08	512	$104.8	$(131.8)	$104.2	$2.90	$130.5
Pericom Semiconductor Corporation	06/30/08	689	$163.7	$17.0	$142.4	$8.80	$223.8
Semtech Corp.	01/31/09	827	$294.8	$37.5	$280.5	$16.18	$988.2
Silicon Image Inc.	12/31/08	610	$274.4	$10.1	$247.8	$2.46	$183.9
Silicon Storage Technology, Inc.	12/31/08	614	$315.5	$(39.8)	$284.6	$1.89	$181.0
Standard Microsystems Inc.	02/28/08	888	$325.5	$(49.4)	$295.0	$20.76	$455.9
75th Percentile		721	$274.0	$9.6	$260.4	$10.95	$310.1
50th Percentile		610	$218.4	$(11.7)	$182.7	$7.10	$245.0
Average		604	$213.3	$(27.3)	$198.2	$8.91	$303.2
25th Percentile		461	$162.2	$(41.5)	$152.9	$2.53	$171.2
Trident Microsystems, Inc.		624	$257.9	$10.2	$100.3	$1.80	$113.3

*	As of July 1, 2009

As a result of industry-wide market decline, acquisition activities and declining product revenues, the Compensation Committee removed the following companies from the list of peer companies against which comparative data was assessed, each of which had previously been included in connection with our review of executive compensation in prior fiscal years: AMIS Holdings, Genesis Microchip, Atheros Communications, Integrated Device Technology, Intersil, Microsemi, Zoran, PMC Sierra, RF Micro Devices, Silicon Laboratories and Smart Modular Technologies.

In addition to the select peer companies above, Radford gathered competitive market data from the Radford Executive Survey targeting public high-technology companies with revenue levels between $100 million and $300 million, decreased from the $200 million to $500 million used in previous years as a result of the decline in our trailing twelve-month revenues.

Radford conducted a competitive review of 17 of our executive positions, including all of our executive officers, against this set of peers, and presented its assessment to the Compensation Committee in July 2009, which thereafter determined compensation for our executive officers for fiscal 2010.

Elements of Compensation and How Each Element is Chosen

Our executive officer compensation program includes three main elements:

•	base salary,

•	cash bonus based upon participation in a bonus pool tied to our attainment of pre-established objectives, and

•	long-term stock-based incentive awards, in the form of stock options and shares of restricted stock designed to align the interests between our executive officers and our stockholders.

The Compensation Committee believes that this compensation mix supports our goal of providing a significant portion of executive compensation in the form of at-risk compensation, aligned with the performance of the Company, with upside potential for strong performance, and downside potential to align the interests of our executive officers with those of our stockholders. The Compensation Committee generally aligns our executive officer compensation against our peer companies as follows:

Element of Compensation	Percentile

Base Salary	50th
Target Total Cash	50th to 75th
Long-Term Incentives	50th to 75th

The Compensation Committee believes that this mix supports our goal of providing significant at risk compensation with significant upside potential for strong performance, while aligning the interests of our executive officers with those of our stockholders. Actual executive officer compensation may be above or below the stated philosophy based upon experience, scope of position and individual performance.

To manage our business in the current economic environment, during fiscal 2009 we took and continue to take a variety of steps to help manage our costs and, ultimately, increase our stock price, including: conducting global reductions in force; limiting salary increases for our employees; implementing a program for mandatory use of accrued vacation; reducing the amount of annual cash bonuses paid to employees in fiscal year 2009; and eliminating annual cash bonuses paid to our Named Executive Officers in fiscal year 2009. These considerations were reflected in compensation decisions made for our executive officers for fiscal year 2010, through the transition period ended December 31, 2009.

Base Salary

The Compensation Committee on average seeks to target the base salary of our executive officers at the 50th percentile, although there are exceptions as a result of individual performance, historical salaries and internal pay equity factors. We target combined total cash compensation and equity compensation at the 50th percentile of the compensation of similarly-situated executives in comparable companies in our industry with whom Trident directly competes in our hiring and retention of executives, although some individuals may fall at the 75th percentile or above as a result of the factors described above, and for the transition period ended December 31, 2009, three executive officers were at or above the 75th percentile. Individual compensation positioning is based upon differences in experience, skills and sustained performance. Compensation positioning is reviewed in order to assess the pay levels and pay mix of the executive compensation program, while actual executive compensation may be above or below the stated philosophy based upon experience, scope of position and individual performance. Compensation is considered competitive if base salary is within 90% to 110% of the target pay position, total target cash is within 85% to 115% of the target pay position, and target equity grant values are within 70% to 130% of the target position. For our executive officers as of December 31, 2009, base salary is on average approximately at 108% of the target base salary, total cash is on average at 117% of the target total cash, and total direct compensation is on average at 90% of target total direct compensation.

In addition, business results and individual contribution and performance from the most recently completed fiscal year factors heavily in setting executive compensation, and in July 2009, the Compensation Committee conducted a thorough review of our current compensation practices, reviewed a summary of our annual performance review process and evaluated management’s proposals for fiscal year 2010 compensation, including merit increases and promotions, prior to approving fiscal year 2010 executive compensation. Following this evaluation, and as a result of the expected continuing financial results showing a net loss, the Compensation Committee decided to make no changes in base salary for any executive officer for fiscal 2010, and accordingly no changes were made to base salaries for the transition period ended December 31, 2009.

Annual Incentive Compensation

The Compensation Committee targets total cash compensation based upon performance at the 50th to 75th percentile, depending on the specific position, of the compensation of similarly-situated executives in comparable companies in our industry with whom Trident directly competes in our hiring and retention of executives. As part of the total cash compensation, executive officers are eligible for incentive compensation under our non-stockholder-approved Executive Incentive Bonus Plan. Within this Executive Incentive Bonus Plan, the Compensation Committee generally establishes annual incentive compensation that is based upon target awards expressed as a percentage of each executive’s base salary. Achievement of results against the targets approved by the Compensation Committee generally determines payouts under that Executive Incentive Bonus Plan for the fiscal year just ended. The targets are based on the operating plan for the fiscal year that is approved by our board of directors, taking into account our strategic goals for the fiscal year. Incentive compensation decisions generally are made without regard to length of service.

For fiscal year 2010, which initially covered the twelve months ending June 30, 2010 until the Board elected in November 2009 to change the fiscal year to December 31, management proposed, and the Compensation Committee agreed, to approve a one-half year bonus plan as the basis for the Executive Incentive Bonus Plan due to the changes in our operating plan created by our acquisition strategy including our recently completed acquisition of business lines from Micronas, and our strategic goals of improving our financial performance following the impact of the economic downturn. The total bonus pool for executive officers under the half year plan was equal to one-half of the pool that would have been established for a full year Executive Incentive Bonus Plan. The metrics against which performance under the half year plan was determined was based upon the operating plan for the six months ended December 31, 2009. Because the operating plan indicated that Trident would continue to operate at a loss for the fiscal year as originally ending June 2010, the Compensation Committee determined that achievement of target performance would result in only one-half of the payout under the Executive Incentive Bonus Plan at target, or plan, performance. This decision was made to reflect the reduced financial performance expected by Trident, and the continuing net loss that Trident expected to achieve, as a result of the continuing difficult economic climate.

The Compensation Committee believes that the more senior the officer, the greater responsibility for overall company performance and therefore the greater the ability to impact company performance, and accordingly, an increasingly higher proportion of total cash compensation should be at risk and payable only upon achievement of company performance. As a result, the incentive award targets for the half year bonus plan for the six months ended December 31, 2010 ranged from 20% to 100% of base salary, depending on the officer’s position and the perceived ability of each officer to impact our financial results and drive shareholder value, with potential payouts under the half year plan being 50% of target. Under the this half year bonus plan, the performance metrics continued to be tied to company performance only, without individual performance requirements, given the need for the executive officers to work together in order to integrate the acquisition of assets acquired from Micronas and to forge a new team with the newly hired employees from Micronas.

For the executive incentive bonus plan for the half year ended December 31, 2009, the Compensation Committee again set the target bonus to correspond to the 75th percentile of the market survey data provided by Radford Consulting. The Compensation Committee revised the prior year bonus plan to provide for the payment of cash bonuses based upon achievement of revenue and operating margin objectives, representing 60% and 40%, respectively, of the total potential bonus opportunity under the half year plan, eliminating the performance metric based upon achievement of new product revenue, due to the changes in product mix resulting from the acquisition of the business lines from Micronas earlier in the year. Under the half year plan, revenue for the transition period ended December 31, 2009 had to be greater than or equal to $40 million, and operating margin dollars had to be greater than or equal to negative $23.2 million, before any payments would be made under the half year plan. Award payouts were to be calculated as follows, subject to attaining the thresholds:

Revenue calculation:  [actual revenue]/$50 million X 60% X target incentive $ for the period

Operating margin:  ($23.2 million)/[actual operating margin $] X 40% X target incentive $ for the period

Each dollar of transition period total revenue achieved in excess of the threshold and target revenue resulted in an increase in the total potential payment for achievement of this target, up to a maximum of 150% achievement of the total revenue target. The total possible bonus payable to each individual ranged from zero to a maximum of 125% of the target bonus (assuming maximum achievement of the total revenue target).

The Compensation Committee established a target bonus amount for each individual, which varied depending on such officer’s position and responsibilities with Trident, and was based upon a percentage of base salary. The individual bonus percentage is the percentage of a respective officer’s base salary that is targeted as a bonus payment under the bonus plan, assuming exactly one hundred percent achievement of each performance goal. The individual target bonuses for each executive officer remained unchanged from fiscal year 2009 as a percentage of base salary, provided that the total bonus payable for the fiscal year was reduced by 50% compared to fiscal year 2009, and the half year bonus only pays one-half of the bonus payable for the full fiscal year; accordingly, under the first half bonus plan, only 25% of the total potential bonus could be earned:

Name	Individual Bonus Percentage

Sylvia Summers	100%
Hungwen Li	60%
Pete J. Mangan	60%
David L. Teichmann	75%
Christophe Chene	40%

The targets were deliberately set aggressively and required achievement of significant financial performance beyond what was anticipated in our first half-year operating plan. Based upon our performance during the transition period ended December 31, 2009, we did not achieve the minimum target revenue or operating margin, accordingly no bonuses were payable to our executive officers for the first half of fiscal 2010.

However, as a result of the significant and transformational nature of the acquisition of the television systems and set-top box business lines from NXP, resulting in dramatic changes to our business, the Compensation Committee approved the payment of a one-time cash bonus to each of Pete J. Mangan, Executive Vice President and Chief Financial Officer and David L. Teichmann , Executive Vice President, General Counsel and Corporate Secretary, of $150,000, payable upon and subject to completion of the acquisition, for their significant efforts in connection with this acquisition. The Compensation Committee also approved a grant of 67,000 shares of performance based restricted stock to Sylvia Summers Couder, vesting on the second anniversary of the completion of the acquisition, with vesting subject to achievement of specified financial metrics, for her role in positioning us to be able to reach an agreement with NXP and as an additional incentive to achieve the successful integration and financial objectives expected as a result of the Acquisition.

With the acquisition of the business lines from NXP in February 2010, and the change of fiscal year to December 31, the Compensation Committee approved a new full year Executive Incentive Bonus Plan for the twelve months ending December 31, 2010, with performance measured under such plan against annual goals established based upon the operating plan for the new 2010 fiscal year. Following this acquisition, our expected financial results changed significantly, given that we continued to estimate that we would generate a net loss, performance at target or plan performance for the full year plan for the twelve months ending December 31, 2010 will again result in a 50% target payment under the plan.

In addition, Mr. Chene participated in the sales commission plan. His target participation was established at 20% of his base salary, with 60% of such target commission, representing 12% of his base salary, based upon achievement of our target revenues as established in our operating plan for the six months ended December 31, 2009, and 40%, representing 8% of his base salary, based upon achievement of key sales objectives established by our Chief Executive Officer, including achievement of design wins with key customers, and management of our relationship with select key customers. Payment under the sales commission plan is quarterly; Mr. Chene achieved 84% of the key sales objectives for the quarter ended September 30, 2009, and none of the key sales objectives for the quarter ended December 31, 2009. Over the same period, we achieved 110% and 121%, respectively, of the revenue targets, resulting in 99.6% and 72.6%, respectively total achievement by Mr. Chene under the sales commission plan for the quarterly periods.

Equity Compensation Awards

Equity compensation has traditionally been an important element of our executive compensation program, aligning the interests of our executives with those of our stockholders. Because the value of the equity awards will increase only when Trident performs and increases stockholder value, the grant of such equity awards provides long-term incentives to our executive officers. These awards not only serve to align the executives’ interests with those of the stockholders over an extended period of time, but additionally they are generally subject to vesting in connection with continued service to us over a specified period of time, and therefore serve as an additional retention mechanism. The Compensation Committee believes that both of these elements are important factors in executive compensation. In addition, we operate in a challenging marketplace in which our success depends to a great extent on our ability to attract and retain employees of the highest caliber. One of the tools that our board of directors regards as essential in addressing these human resource challenges is a competitive equity incentive program. Attracting and retaining talented people, particularly in the Far East, is critical to our ability to continue to succeed in the digital media business. Our board of directors, and the Compensation Committee, both believe it is important that our employee stock incentive program provide us with a range of incentive tools and sufficient flexibility to permit us to award equity incentives in ways that will make the most effective use of the shares our stockholders authorize for incentive purposes.

Our current compensation philosophy is to shift from the exclusive use of stock options that we relied upon in years prior to fiscal 2008, to using a mix of stock options and other equity-based incentives (such as restricted stock rights) to provide long-term equity incentives to our employees. New hire grants and merit awards made to executive officers for fiscal 2009 and earlier, were comprised of both stock option grants and awards of restricted stock. The Compensation Committee believes that the grant of restricted stock may have a retention value greater than merit-based stock option grants, as there is value in the restricted stock grant even if the price of our common stock does not increase. Merit based annual stock option grants made to executive officers generally have historically vested annually over the four years following the date of grant in equal installments on the anniversary of the date of grant, subject to the officer’s continued employment with us, with restricted stock awards to executive officers generally vesting over three years.

New Hire Grants

Generally, we grant equity awards to our new employees, including our newly-hired executive officers, in connection with the start of their employment. Equity granted to newly hired non-executive officers is determined according to pre-established parameters approved by the Compensation Committee for employees at pre-determined levels equivalent to the level at which the newly-hired employee is placed. Equity granted to newly-hired executive officers is negotiated between such officer and our Chief Executive Officer, after consultation with and approval of the Compensation Committee, but subject to the market data provided by Radford for similar positions among our peer group companies. Such equity compensation is determined based upon the executive’s experience and performance, the value of equity that may be forfeited as a result of joining Trident, and upon available information concerning the competitive packages offered to executives in similar jobs at companies with which we are competitive for personnel, including the survey data provided by Radford described above.

Annual Merit Grants

We typically grant to each executive officer an annual award following completion of the fiscal year and in connection with establishing compensation for the next fiscal year, with the goal of providing continued incentives to retain executives and improve corporate performance. The Compensation Committee annually grants long-term, equity-based incentive awards to executive officers after the close of the prior fiscal year and the review and evaluation of each executive officer’s performance, generally concurrently with our rank-and-file employees at the time of our annual merit-based equity grant considerations. The Compensation Committee’s policy is to grant equity awards only during open trading windows. In considering equity grants, the Compensation Committee also considers the equity usage burn rate of all grants made by us during the fiscal year, with an objective that total equity granted to employees, including executive officers, during the fiscal year be within a range that is in accordance with industry guidelines.

The Compensation Committee has adopted a Black-Scholes formula for valuing stock option grants that takes into account the volatility of our common stock value over a reasonable length of time, based on the following assumptions: (1) the one hundred eighty (180) day trailing average price of our common stock; (2) the one hundred eighty (180) day trailing average interest rate for the expected life of the stock option; (3) volatility will be measured over the expected life of the stock option (i.e., the trailing 3.8 years); and (4) the Black-Scholes value will be calculated as of a date ten days prior to the date that stock option recommendations are submitted by management to the Compensation Committee. The Compensation Committee also reviews the matrices established to set the recommended equity grants for newly hired employees if our common stock price increases or decreases by 20% or more since the date of the last modification of the matrices.

To determine the value of the equity awards, the Compensation Committee again targeted the equity compensation for each executive officer between the 50th and 75th percentile, depending on the specific position, of the compensation of similarly-situated executives in comparable companies in our industry with whom we competes in our hiring and retention of executives, based upon the benchmark survey data provided by Radford. The Compensation Committee considered each individual’s experience, the scope of such individual’s responsibilities, his or her performance in the applicable role, and his or her expected future contribution to Trident’s goals and stockholder value, together with the value of the total direct compensation for each executive officer, in deciding grants.

Annual merit grants were made to each of our current executive officers following the conclusion of fiscal years 2009, as part of the annual performance review cycle. These annual awards consisted of a combination of stock options and shares of restricted stock, with each stock option award vesting over three years in equal annual installments and each restricted stock award vesting over three years in equal annual installments. The Compensation Committee reviewed information provided by Radford Consulting in each fiscal year. Accordingly, in July 2009, the following equity grants were made to our executive officers named in the tables below:

			Closing Price of
		Number of Shares of	our Common Stock on
	Number of Stock	Restricted Stock	October 28,
Name	Options Granted	Granted	2009*

Sylvia Summers	182,000	44,200	$2.02
Hungwen Li	27,300	6,600	$2.02
Pete J. Mangan	91,000	22,100	$2.02
David L. Teichmann	91,000	22,100	$2.02
Christophe Chene	66,200	16,100	$2.02

*	Stock options are granted two days following the release of our quarterly financial results; accordingly, the date of grant was October 28, 2009.

Beginning effective on the completion of the acquisition of the television systems and set-top box business lines from NXP, the Compensation Committee approved the grant to executive officers of a combination of nonstatutory stock options and restricted stock awards that each vest in four equal annual installments at the rate of 25% per year, together with a grant of performance-based share awards, based upon an absolute total shareholder return, that vest over an overall performance period of three years, with threshold payment of 50% of target, and maximum payment of 150% of target. One-third of the performance-based share awards shall vest on each of the second, third and fourth anniversaries of the date of grant, subject to achievement of the price targets for the immediately preceding calendar year established by the Compensation Committee.

The number of shares subject to each award type was determined to generally weight the value to each executive officer equally among all three award types. However, in the case of our Chief Executive Officer and our President, all equity granted to each of them was in the form of either stock options or performance based equity grants only, with no awards of restricted stock made. These equity awards were approved contingent upon the completion of the acquisition, which closed on February 8, 2010, and were made under our newly stockholder-approved 2010 Equity Incentive Plan.

Stock Option Exchange.  In February 2010, we offered option holders who are current employees of Trident or any of its subsidiaries the opportunity to exchange certain outstanding options to purchase shares of our common stock having a per share exercise price equal to or greater than $4.69 for a lesser number of shares of restricted stock or restricted stock units, calculated in accordance with applicable exchange ratios set forth in the offer. The offer concluded on March 10, 2010. We commenced this offer as a result of the impact of the global economic downturn on our revenues and profitability and the broader semiconductor industry as a whole. Like many companies, we have experienced a steep decline in our stock price over the last two years. In the context of these economic and market realities and their effect on our business and stock price, we found it challenging to deliver meaningful incentives to retain, compensate and motivate our employees. As a result of the decline in our stock price over the past two years, a substantial portion of our employees held options with exercise prices significantly higher than the current market price of our common stock. We believe these “underwater” options were not sufficiently effective as performance and retention incentives. To promote long-term stockholder value, we decided that we needed to maintain competitive employee compensation and incentive programs that will assist us to motivate and retain our employees. By offering to replace significantly underwater options with restricted stock rights, which are designed to provide value without regard to an exercise price, we believed the option exchange offered a meaningful incentive for eligible employees. In addition, since many of the eligible options had been underwater for extended periods, employees had little or no incentive to exercise them. Coupled with periodic grants of options to new and continuing employees, the number of shares subject to outstanding options had steadily increased as a percentage of our total shares of common stock outstanding, creating a significant stock option “overhang.” Because participating employees received significantly fewer restricted stock rights than the numbers of shares subject to the options they surrender, the option exchange reduced this option overhang, particularly those options having the highest exercise prices and the least employee retention value. The option exchange also enabled us to recapture value from compensation expense that we already have incurred and will continue to incur with respect to outstanding underwater stock options. Generally, when stock options are granted to employees, we bear a compensation expense that reduces our net income. This expense is based upon the fair value of the stock options determined on their grant dates using the Black-Scholes option valuation model. Under applicable accounting rules, we will continue to be obligated to recognize compensation expense with respect to underwater options, even if these options are never exercised. Rather than continuing to recognize this expense for underwater options that are of limited to no value in motivating and retaining our employees, the option exchange enabled us to realize the intended benefits of the original awards without any material increase in compensation expense. Finally, the option exchange was designed to align our existing equity compensation programs with our current compensation philosophy of shifting from the exclusive use of stock options to using a mix of stock options and other equity-based incentives (such as restricted stock rights) to provide long-term equity incentives to our employees.

Our executive officers and members of our board of directors were not entitled to participate in this option exchange, as our Compensation Committee believed that the interests of executive officers and directors should continue to be aligned with those of our stockholders.

Internal Pay Equity.  In determining the size of equity awards made to our Chief Executive Officer and our other executive officers, the Compensation Committee is mindful of internal pay equity considerations and the total burn rate for all equity granted to employees of the Company. Since the equity component represents such a substantial portion of each executive officer’s total direct compensation, the Compensation Committee expects to continue to grant future equity awards to executive officers with internal equity in mind so that a fair and equitable ratio is maintained between the total direct compensation of our Chief Executive Officer and that of each of our other executive officers, but within the guidelines for total burn rate established by RiskMetrics Group.

Stock Ownership Guidelines.  At present, we do not have any equity or security ownership requirements for our executive officers, other than our Chief Executive Officer. During her employment, Ms. Summers agrees to a guideline of maintaining beneficial ownership of no less than the number of shares of Trident common stock that has a value equal to four times her annual base salary, to be achieved by no later than the fourth anniversary of her employment start date. The Trident Board has also adopted stock ownership guidelines applicable to our non-employee members of the Trident Board, described above under “Information about the Trident Board of Directors — Director Compensation” above.

Change in Control and Severance Agreements

The named executive officers are employed at-will. However, we have adopted a change in control plan applicable to our executive officers that provides that executive officers and key employees designated by the Compensation Committee are entitled to specified compensation and benefits if, within a “Change in Control Period,” the participant’s employment is terminated without “Cause” or the participant resigns for “Good Reason.” All such agreements with the named executive officers, including the newly-adopted change in control plan, are described under “Calculation of Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement, and the potential payments that each of the named executive officers would have received if a change in control or termination of employment would have occurred on December 31, 2009 are set forth under such section below.

The Compensation Committee adopted this plan in order to be competitive in the hiring and retention of employees, including executive officers, in comparison with comparable companies with which we compete for talent. In addition, these benefits are intended to retain our officers during the pendency of a proposed change in control transaction and align the interests of our officers with our stockholders in the event of a change in control. We believe that proposed or actual change in control transactions can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without these benefits, officers may be tempted to leave our employ prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the officers’ interest with those of our stockholders in change in control transactions.

Other Benefits

We provide other customary benefits that are comprehensive and apply uniformly to all of our employees, including our executive officers. The purpose of this element of compensation is to provide assurance of financial support in the event of illness or injury, encourage retirement savings and encourage additional equity ownership by our employees. Our employee benefits program includes medical, dental, prescription drug, Medical Flexible Spending contribution, vision care, disability insurance, life insurance benefits, business travel insurance, 401(k) savings plan with employer match, educational assistance, employee assistance program and holidays, and a vacation allowance. We do not provide a defined benefit retirement pension plan, or the use of company vehicles to our executive officers, although we currently provide to one of our executives a car allowance of up to $10,000.00 per year and to two of our executives supplemental life insurance that pays up to $3,000,000.

Tax Considerations

The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations, which restrict deductibility of executive compensation paid to our Chief Executive Officer and each of our three other most highly compensated executive officers (other than the Chief Financial Officer) holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under our stockholder-approved stock option plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are “outside directors” (as defined by Section 162(m)) and have an exercise price no less than the fair market value of the shares on the date of grant. We expect that the Compensation Committee will continue to be comprised solely of outside directors, and that any options granted to our executive officers will be approved by the Compensation Committee.

Although the terms of the Executive Bonus Plan for the six month period ended December 31, 2009 were not approved until September 2009, the Compensation Committee noted, in its review of the potential loss of tax benefit for failure to comply with the provisions of Section 162(m), that the plan was limited to a 50% bonus pool for the full fiscal year, and was prorated for the first half of the year. In addition, the Compensation Committee noted that payout at plan was aggressive given the operating metrics upon which the plan was based, and achievement of the maximum payment under the plan was very uncertain, therefore the likelihood of loss of deductibility was minimal. In fact, no bonuses were earned under the Executive Bonus Plan for the transition period ended December 31, 2009.

Award Granting Procedures

All equity awards granted to our executive officers are made by the Compensation Committee at a meeting of the Compensation Committee. Grants of initial stock options and other equity awards to newly-hired employees who are not executive officers are made by a Stock Option Committee, at duly held meetings the last Friday of each month, in accordance with pre-approved grant guidelines from the Compensation Committee. The members of the Stock Option Committee are the Chief Financial Officer and the General Counsel. The grant date is the date of Stock Option Committee approval and the grant is priced based on the market price on the grant date. The exercise price of all options granted to employees, including executive officers, is the closing market price of our common stock on the date which is two full trading days after the issuance of our quarterly financial earnings press release. In addition, the grant date is the date that the exercise price has been determined. For stock option awards granted by our Stock Option Committee, the exercise price is determined as the closing sales price of our common stock as reported on NASDAQ on the date of the Stock Option Committee’s monthly meeting.

In addition, we monitor the number of shares that we are utilizing for all of our equity compensation programs, including new hire grants, promotional grants and annual merit grants, in order to prudently manage stock option expense and potential dilution of stockholder ownership.

We have an insider trading policy that prohibits employees from hedging the economic risk of ownership. No employee, including our executive officers, may engage in short sales of our stock, and we have prohibited selling or purchasing puts or calls on our stock.

Risk Considerations

Although a significant percentage of the compensation payable to our executive officers is performance-based compensation, the Compensation Committee has reviewed our practices and procedures, and determined that our risk oversight and compensation design features guard against excessive risk. The Compensation Committee believes that the following practices ensure consistent leadership, decision-making and actions among our executive officers in a manner that minimizes inappropriate or unnecessary risks:

•	Our board of directors maintains responsibility for risk oversight. The board of directors regularly reviews our strategic, financial and execution risks with senior members of management, together with the exposures related to such risks, including those financial decisions that impact our compensation programs, particularly those tied to our annual operating plan.

•	Our board of directors, including the members of our Compensation Committee, were involved in many discussions with management concerning the impact of the two acquisitions completed in fiscal 2009 and early fiscal 2010 on our strategic and financial objectives, our operating plan and our capital expenditures, and considered these discussions when setting executive compensation for fiscal 2010 and the first half bonus plan.

•	We generally use the same financial performance measures for our annual cash incentive programs for all of our executive officers, non-officer executives and senior employees and our other employees.

•	We have designed our internal controls over financial reporting and the measurement and calculation of our compensation goals, in particular our determination of revenue and operating margin dollars to which our annual variable cash bonus plan is subject, to prevent manipulation by any employee, including our executive officers. In addition, the performance goals to which our bonus plan is subject are designed to focus executive officer attention on revenue growth and profitability, aligning their interests with those of our stockholders, balancing the short term financial metrics with the award of stock options and performance-based restricted stock awards. The financial opportunity in our long-term equity incentive awards is best realized through long-term appreciation of our stock price, which also mitigates excessive short-term risk-taking.

Report of the Compensation Committee

We, the Compensation Committee of the Board of Directors of Trident Microsystems, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Brian R. Bachman (Chairman)
J. Carl Hsu
David M. Kerko

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the six month transition period ended December 31,2009, and the fiscal years ended June 30, 2009, and June 30, 2008, by our Chief Executive Officer, our Chief Financial Officer, and our three other highest paid executive officers:

							Non-Equity
							Incentive
					Stock	Option	Plan	All Other
Name and Principal		Salary	Bonus ($)		Awards ($)	Awards	Compensation	Compensation
Position	Year(1)	($)(2)	(3)		(4)	($)(5)	($)(3)(6)	($)		Total ($)

Sylvia Summers Couder	6M0 09	247,500	—		117,572	209,628	—	12,138	(8)	586,838
President and Chief	2009	495,000	—		154,397	658,207	—	23,625	(9)	1,331,229
Executive Officer	2008	348,906	—		1,435,712 (7)	870,958	$185,031	18,895	(10)	1,567,362
Pete J. Mangan	6M0 09	132,923	—		58,786	104,814	—	11,523	(8)	308,046
Executive Vice	2009	255,718	—		88,946	226,107	—	22,670	(9)	593,441
President and Chief	2008	101,891	62,000	(11)	—	205,703	22,086	9,591	(10)	401,271
Financial Officer
David L. Teichmann	6MO 09	142,500	—		58,786	104,814		19,593	(8)	325,693
Executive Vice	2009	285,000	—		127,072	120,275	—	37,220	(9)	569,567
President, General	2008	283,904	—		—	202,514	114,143	38,024	(10)	638,585
Counsel and Corporate Secretary
Dr. Hungwen Li	6MO 09	150,000	—		17,556	31,444	—	7,914	(8)	206,914
Senior Vice	2009	278,333	—		102,417	99,833	—	20,398	(9)	500,981
President of Greater China	2008	220,000	—		—	—	58,740	21,538	(10)	300,278
Christophe Chene	6MO 09	125,000	21,528	(12)	42,826	76,249	—	15,217	(8)	280,820
Senior Vice President and General Manager, TV Business Unit

(1)	6MO 09 refers to the six month period from July 1, 2009 through December 31, 2009. In connection with the Acquisition, we changed our fiscal year end from June 30 to December 31, resulting in the shortened reporting period.

(2)	Includes amounts (if any) deferred at the named executive officer’s option under Trident’s 401(k) plan.

(3)	Performance-based bonuses are generally paid under our Executive Bonus Plan and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses awarded by the Compensation Committee in addition to the amount (if any) earned under the Executive Bonus Plan.

(4)	The amounts shown reflect the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718, and are not necessarily an indication of which executives received the most gains from previously-granted equity awards. The grant date fair value of each restricted stock award is measured based on the closing price of our common stock on the date of grant.

(5)	The amounts shown reflect the grant date fair value of option awards computed in accordance with FASB ASC Topic 718, and are not necessarily an indication of which executives received the most gains from previously-granted equity awards. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 8 to the Notes to our consolidated financial statements included in our Transition Report on Form 10-K filed on March 15, 2010.

(6)	We award bonuses pursuant to an annual Executive Bonus Plan, which provides for the award of annual cash bonuses based upon threshold, target and maximum payout amounts set by the board of directors at the beginning of each fiscal year. See “Compensation Discussion and Analysis — Elements of Compensation and How Each Element is Chosen.” The actual amount paid to each named executive officer for the fiscal year ended June 30, 2008 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.” No amounts were paid to our named executive officers for the transition period ended December 31, 2009 or the fiscal year ended June 30, 2009 under the Executive Bonus Plan. A description of the terms of the Executive Bonus Plan is set forth in the Compensation Discussion and Analysis, above.

(7)	Ms. Summers joined as Chief Executive Officer and President on October 17, 2007. Includes a restricted stock award of 110,000 performance-based shares with vesting subject to achievement of specific market conditions granted to Ms. Summers on October 23, 2007 under the 2006 Plan as part of her initial new hire award. The award vests in four equal tranches, with the vesting of each tranche requiring that Trident’s common stock price target, established by the Compensation Committee, be achieved on or after one of the first four anniversaries of her employment start date. In addition, Ms. Summers must be employed with the Company as of each anniversary date in order for vesting to occur. The fair value of the restricted performance shares with market and service conditions was estimated at grant date using a Monte Carlo valuation methodology with the following weighted-average assumptions: volatility of Trident’s common stock of 62%; internal rate of return of 25%; and risk-free interest rate of 4.41%. The weighted-average grant-date fair value of the restricted performance shares was $9.32, resulting in a total estimated value of $1,025,200. As of March 31, 2010, none of this performance-based award had vested. In addition, Ms. Summers received a restricted stock award of 30,000 shares that vest in three successive annual installments upon her completion of each year of service over a three-year service period, measured from her employment start date.

(8)	Includes matching contributions to the Trident Microsystems, Inc. 401(k) plan, premiums paid for health care insurance, premiums paid for disability and life insurance, and car allowance, as follows:

	401(K) Match	Insurance Premiums	Car Allowance

Sylvia Summers Couder	—	$12,138	—
Dr. Hungwen Li	—	$7,914	—
Pete J. Mangan	$1,300	$10,223	—
David L. Teichmann	$2,095	$12,498	$5,000
Christophe Chene	—	$10,417	$4,800

Insurance premiums shown above include $1,789.98 and $2,149.98 for term life insurance policies obtained for Ms. Summers and Mr. Teichmann in 2007.

(9)	Includes matching contributions to the Trident Microsystems, Inc, 401(K) plan, premiums paid for health care insurance, premiums paid for disability and life insurance, and car allowance, as follows:

	401(K) Match	Insurance Premiums	Car Allowance

Sylvia Summers Couder	—	$23,625	—
Dr. Hungwen Li	$2,875	$17,523	—
Pete J. Mangan	$2,875	$19,795	—
David L. Teichmann	$2,875	$24,345	$10,000

Insurance premiums shown above include $3,580 and $4,300 for term life insurance policies obtained for Ms. Summers and Mr. Teichmann in 2007.

(10)	Includes matching contributions to the Trident Microsystems, Inc, 401(K) plan, premiums paid for health care insurance, premiums paid for disability and life insurance, and car allowance, as follows:

	401(K) Match	Insurance Premiums	Car Allowance

Sylvia Summers Couder	—	$18,895	—
Dr. Hungwen Li	$2,813	$18,725	—
Pete J. Mangan	—	$9,591	—
David L. Teichmann	$2,813	$25,211	$10,000

Insurance premiums shown above include $4,480 and $4,300 for term life insurance policies obtained for Ms. Summers and Mr. Teichmann in 2007.

(11)	Represents sign on bonus in the amount of $42,000 paid upon Mr. Mangan’s initial hire and $20,000 discretionary bonus paid in addition to the bonus earned under the 2008 Bonus Plan.

(12)	Represents payment to Mr. Chene under sales commission plan for July 1, 2010 through December 31, 2010 period as described above under “Compensation Discussion and Analysis — Annual Incentive Compensation.”

Grant of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards granted during the six month transition period ended December 31, 2009 to our named executive officers:

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts Under			Number of	Number of	or Base	Fair Value
		Non-Equity Incentive Plan Awards			Shares of	Securities	Price of	of Stock
		(1)(2)			Stock or	Underlying	Option	and Option
		Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)(3)	(#)(4)	($)	($)(5)

Sylvia Summers Couder	09/15/2009				44,200			117,572
	10/28/2009					182,000	$2.02	209,628
		77,344	123,750	154,688
Pete J. Mangan	09/15/2009				22,100			58,786
	10/28/2009					91,000	$2.02	104,814
		25,391	40,500	50,781
David L. Teichmann	09/15/2009				22,100			58,786
	10/28/2009					91,000	$2.02	104,814
		33,399	53,438	66,797
Hungwen Li	09/15/2009				6,600			17,556
	10/28/2009					27,300	$2.02	31,444
		28,125	45,000	56,250
Christophe Chene	09/15/2009				16,100			42,826
	10/28/2009					66,200	$2.02	76,249
		15,625	25,000	78,125

(1)	We award bonuses pursuant to an annual Executive Bonus Plan, which provides for the award of cash bonuses based upon threshold, target and maximum payout amounts set by the board of directors at the beginning of each fiscal year. See “Compensation Discussion and Analysis — Elements of Compensation and How Each Element is Chosen.” No bonuses were paid to our named executive officers for the six month transition period ended December 31, 2009.

(2)	The threshold amounts included in the table above reflect the minimum payment level under the Executive Bonus Plan for the six month transition period ended December 31, 2009; the Executive Bonus Plan required the attainment of a minimum threshold target revenue that had to be reached before payments are triggered. The threshold, target and maximum amounts are reflected for the six month period; since the minimum threshold targets were not reached, no amounts were paid under the Executive Bonus Plan.

(3)	Amounts shown represent shares of restricted stock awarded under our 2006 Equity Incentive Plan that vest in three successive annual installments upon the executive’s completion of each year of service over a three-year service period, measured from July 21, 2009.

(4)	Except as provided below, amounts shown represent options issued under our 2006 Equity Incentive Plan that vest and become exercisable in three successive annual installments upon the executive’s completion of each year of service over a three-year service period, measured from July 21, 2009. The exercise price for the options equals the closing price of our common stock on the date of grant. Each option has a maximum term of ten years.

The options granted to all of our named executive officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in this proxy statement under the heading “Calculation of Potential Payments Upon Termination or Change in Control.”

(5)	The dollar value of the options shown represents the grant date fair value estimated using the Black-Scholes option pricing model to determine grant date fair value, in accordance with the provisions of FASB ASC Topic 718. For a discussion of valuation assumptions used in the calculations, see Note 1 of Notes to Consolidated Financial Statements, “Description of Business and Summary of Significant Accounting Policies — Stock-Based Compensation” and Note 8, “Employee Benefit Plans — Equity Incentive Plans,” included in Part IV, Item 15 of our Transition Report on Form 10-K for the transition period ended December 31, 2009. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

The dollar value of restricted stock shown represents the grant date fair value calculated based on the fair market value of our common stock on the respective grant dates. The actual value that an executive will realize on each share of restricted stock award will depend on the price per share of our common stock at the time the shares of restricted stock are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the restricted stock awarded.

Outstanding Equity Awards at December 31, 2009

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of December 31, 2009:

	OPTION AWARDS(1)
	Number of					STOCK AWARDS(2)
	Securities					Number of		Market Value
	Underlying	Number of Securities				Shares or Units		of Shares or
	Unexercised	Underlying		Option		of Stock That		Units of Stock
	Options	Unexercised Options		Exercise	Option Expiration	Have Not Vested		That Have Not
Name	(#)Exercisable	(#)Unexercisable		Price ($)	Date	(#)		Vested ($)(3)

Sylvia Summers Couder	—	—		—	—	193,824	(4)	360,513
		182,000	(5)	$2.02	10/28/2019
	—	277,024	(6)	$2.90	07/30/2018	—
	61,428	122,855	(7)	$2.90	07/30/2018	—
	110,000	110,000	(8)	$7.42	10/29/2017	—
Dr. Hungwen Li	—	—		—	—
	—	27,300	(5)	$2.02	10/28/ 2019	59,001		109,742
	6,158	18,472	(9)	$1.48	11/05/2018	—
	19,334	38,666	(7)	$2.90	07/30/2018	—
	65,000	65,000	(10)	$20.37	01/26/2017	—
Pete J. Mangan	—	—		—	—
	—	91,000	(5)	$2.02	10/28/2019	36,286		67,492
	8,012	149,917	(6)(7)	$2.90	7/30/2018	—
	18,750	56,250	(11)	$5.34	02/4/2018	—
David L. Teichmann	—	—				57,366	(14)	106,701
	—	91,000	(5)	$2.02	10/28/2019
	28,334	56,666	(7)	$2.90	7/30/2018	—
	48,889	39,111	(12)	$4.34	4/30/2018	—
	133,333	66,667	(13)	$20.22	5/10/2017	—
Christophe Chene	—	—		—	—	61,100		113,646
	—	66,200	(5)	$2.02	10/28/2019
	—	100,000	(15)	$1.38	02/04/2019

(1)	Except as provided below, amounts shown represent options issued under our 2006 Equity Incentive Plan that vest and become exercisable in four successive annual installments upon the executive’s completion of each year of service over a four-year service period, measured from the vesting commencement date. The exercise price for the options equals the closing price of our common stock on the date of grant. Each option has a maximum term of ten years.

The options granted to all of our named executive officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in this proxy statement under the heading “Calculation of Potential Payments Upon Termination or Change in Control.”

(2)	Restricted stock awards generally vest over a three-year period at the rate of one-third upon each of the first three anniversaries of the vesting commencement date, and are subject to automatic forfeiture if the recipient’s performance of services with Trident terminates prior to the date on which the shares vest.

The restricted stock awarded to all of our named executive officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in this proxy statement under the heading “Calculation of Potential Payments Upon Termination or Change in Control.”

(3)	Represents the fair market value per share of our common stock on December 31, 2009 ($1.86) multiplied by the number of shares that had not vested as of December 31, 2009.

(4)	Includes a performance-based restricted stock award consisting of 110,000 shares of Trident common stock. This award will vest, if at all, in four components, with the vesting of each component requiring that a Trident common stock price target, established by the Compensation Committee, be achieved on or after one of the first four anniversaries of her employment start date. This target stock price must be achieved prior to the tenth anniversary of Ms. Summers’ employment start date. An amount equal to 25% of the shares subject to this restricted stock award will vest on the date that the applicable price target is achieved on or after the specified anniversary of her employment start date, provided that her service with Trident has not terminated.

(5)	Options vest over three years in equal annual installments and are fully vested on October 28, 2012.

(6)	Options to purchase 277,024 shares granted to Ms. Summers and 133,895 shares granted to Mr. Mangan vest over four years in a single cliff vest at the end of four years, on July 22, 2012.

(7)	Options vest over three years in equal annual installments and are fully vested on July 30, 2011.

(8)	Options vest over four years in equal annual installments and are fully vested on October 17, 2011.

(9)	Options vest over four years in equal annual installments and are fully vested on August 29, 2012.

(10)	Options were issued under our 2002 Stock Option Plan and vest over four years in equal annual installments and are fully vested on January 15, 2011.

(11)	Options vest over four years in equal annual installments and are fully vested on January 11, 2012.

(12)	Options vest at the rate of 1/36th per month over the thirty-six (36) months following the first anniversary of his employment start date and are fully vested on April 2, 2011.

(13)	Options were issued under our 2002 Stock Option Plan and vest at the rate of 1/48th each month over the thirty-six (36) month period following the first anniversary of his employment start date and are fully vested on April 2, 2011.

(14)	Includes 15,000 shares of restricted stock vesting in two equal installments upon the third and fourth anniversary of his employment start date.

(15)	Options vest over four years in equal annual installments and are fully vested on January 16, 2013.

Option Exercises and Stock Vested for the Six Month Period Ended December 31, 2009

The following table sets forth certain information concerning option exercises by our named executive officers and vesting of Trident common stock held by them during the six month transition period ended December 31, 2009:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of	Value
	Acquired on	on Exercise	Shares Acquired	Realized on
Name	Exercise (#)	($)(1)	on Vesting (#)	Vesting ($)(2)

Sylvia Summers Couder	—	—	19,813	45,380
Dr. Hungwen Li	—	—	9,951	21,345
Pete J. Mangan	—	—	7,093	14,044
David L. Teichmann	—	—	10,134	20,065
Christophe Chene	—	—	—	—

(1)	Based on the difference between the market price of Trident’s common stock on the date of exercise and the exercise price.

(2)	Based on the market price of Trident’s common stock on the vesting date.

Employment Contracts and Change-in-Control Agreements

Pursuant to the following agreements, certain benefits will be payable to the named executive officers upon a termination of employment or change in our control:

Terms of Equity Awards

Our 1992 Stock Option Plan and each option granted under our 2002 Stock Option Plan provide that in the event of a Transaction of Trident with or into another corporation, unless the successor corporation assumes or substitutes equivalent options for options granted under the option plans, options under the option plans will become fully exercisable prior to the Transaction. Options which are neither assumed or substituted for by the successor corporation, nor exercised prior to the expiration of a fifteen (15)-day notice period, will terminate upon the expiration of such period.

Under the terms of our Trident Microsystems, Inc. 2006 Equity Incentive Plan (the “2006 Plan”), a “Change in Control” occurs upon (a) a person or entity (with certain exceptions described in the 2006 Plan) becoming the direct or indirect beneficial owner of more than 50% of Trident’s voting stock, or (b) the occurrence of any of the following events upon which the stockholders of Trident Microsystems immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of Trident, its successor or the entity to which the assets of Trident were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of Trident’s voting stock; (ii) a Transaction or consolidation in which Trident is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of Trident (other than a sale, exchange or transfer to one or more subsidiaries of Trident).

If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. Stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change in Control, its holder is given the right to receive the same amount of consideration that a stockholder would receive as a result of the Change in Control. Any awards which are not assumed or continued in connection with a Change in Control or exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. Subject to the restrictions of Section 409A of the Code, the Compensation Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. The 2006 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a Change in Control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise price per share, if any, under the award. The vesting of all non-employee director awards will be accelerated in full upon a Change in Control.

All shares subject to options granted under our Directors Plan will become fully vested and exercisable as of the date fifteen (15) days prior to a change in our control, as defined in the Directors Plan, unless the surviving or successor corporation either assumes or substitutes its options for options outstanding under the Directors Plan. Any such options which are neither assumed or substituted for by the successor corporation, nor exercised, will terminate as of the date of the change in control. In addition, all options granted to our non-employee directors under the 2006 Equity Incentive Plan will become fully vested and exercisable as of the date fifteen (15) days prior to a change in our control.

Unless otherwise defined in a participant’s award or other agreement with Trident, our Trident Microsystems, Inc. 2010 Equity Incentive Plan (the “2010 Plan”) provides that a “Change in Control” occurs upon (a) a person or entity (with certain exceptions described in the 2010 Plan) becoming the direct or indirect beneficial owner of more than 50% of Trident’s voting stock, (b) a liquidation or dissolution of Trident, or (c) the occurrence of any of the following events upon which the stockholders of Trident immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of Trident, its successor or the entity to which the assets of Trident were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of Trident’s voting stock; (ii) a merger or consolidation in which Trident is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of Trident (other than to one or more subsidiaries of Trident).

If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. If determined by the Committee, stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change in Control, its holder is given the right to receive the same amount of consideration that a stockholder would receive as a result of the Change in Control. Any awards which are not assumed or continued in connection with a Change in Control or exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. Subject to the restrictions of Section 409A of the Code, the Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. The 2010 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a Change in Control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise price per share, if any, under the award. The vesting of all awards held by non-employee directors will be accelerated in full upon a Change in Control.

Change in Control Severance Plan

We have adopted a change in control severance plan that will provide executive officers and key employees designated by the Compensation Committee with the specified compensation and benefits if, within a “Change in Control Period,” the participant’s employment is terminated without “Cause” or the participant resigns for “Good Reason.” The Change in Control Period is the period beginning upon a change in control and ending eighteen (18) months following the change in control. Upon termination within the Change in Control Period, the chief executive officer would be entitled to a lump sum payment of twenty four (24) months of base salary, with other executive officers being entitled to payment of twelve (12) months of base salary. Base salary for this purpose is determined as the greater of (i) the monthly rate in effect immediately prior to termination of employment or (ii) the monthly rate in effect immediately prior to the change in control. In addition, the chief executive officer would be entitled to payment of 200% of his or her annual bonus, with other executive officers entitled to 100% of their respective annual bonus, determined for this purpose as the aggregate of all annual incentive bonuses that would be earned by the participant for the fiscal year of termination of employment, determined as if 100% of all applicable performance goals were achieved. Medical and dental and life insurance coverage would be continued for the employee and covered dependents for the same benefit periods as the base salary is paid, at the same premium cost to the participant and at the same coverage levels as in effect prior to termination of employment, except to the extent of any change in premium costs or coverage levels applicable to all employees holding positions comparable to the participant’s position immediately prior to the change in control.

If, as a result of the change in control, the buyer agrees to assume or continue our outstanding service-based vesting equity awards (converting them into awards for the buyer’s stock or other acquisition consideration) or to issue replacement awards for the buyer’s stock, vesting would not accelerate at the time of the change in control. Any service-based vesting equity awards that the buyer will not agree to assume, continue or replace in connection with the change in control will vest in full immediately prior to the change in control so that they may be exercised or settled upon the change in control. The vesting of any service-based vesting equity award that is assumed, continued or replaced by the buyer will be accelerated in full if the participant is terminated other than for “Cause” or resigns for “Good Reason” within the Change in Control Period. The vesting of all our equity awards of any kind under which vesting is based upon the achievement of performance goals (such as attainment of a target stock price or achievement of a company financial goal) will be accelerated in full (assuming the 100% of the target level of performance has been achieved) immediately prior to the change in control, so that they may be exercised or settled upon the change in control.

Payment of severance benefits under the plan will be subject to the participant’s execution of a general release of claims against us.

The following definitions are utilized in the executive change in control severance plan:

Definition of “Change in Control.”

•	Any person or group (other than an employee benefit plan) becomes the beneficial owner, directly or indirectly, of more than 50% of the total combined voting power of its outstanding securities.

•	Transaction or consolidation in which the stockholders before the transaction fail to retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting securities of Trident or the surviving entity.

•	Sale of all or substantially all of the assets of Trident (other than to a subsidiary).

•	Change in the composition of the Board within any twelve (12)-month period as a result of which less than a majority of the directors are “Incumbent Directors.” Incumbent Directors are those who either were directors on the effective date of the plan or were elected or nominated by at least a majority of the Incumbent Directors (except any such election or nomination in connection with an actual or threatened proxy contest).

Definition of Termination for “Cause.”

•	Theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records.

•	Material failure to abide by the code of conduct or other policies (including policies relating to confidentiality and reasonable workplace conduct).

•	Misconduct leading to a restatement of earnings.

•	Unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity (including improper use or disclosure of confidential or proprietary information).

•	Intentional act which has a material detrimental effect on reputation or business of Trident.

•	Repeated failure or inability to perform any reasonable assigned duties after written notice and a reasonable opportunity to cure such failure or inability.

•	Material breach of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement.

•	Conviction (including any plea of guilty or nolo contender) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the participant’s ability to perform his or her duties.

Definition of “Good Reason.”

•	Material, adverse change in the participant’s authority, duties or responsibilities as measured against the participant’s authority, duties or responsibilities immediately prior to the change in control.

•	Material, adverse change in the authority, duties or responsibilities of the officer to whom the participant is required to report, including a requirement that the participant report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation.

•	Material decrease in annual base salary or target bonus amount (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned).

•	Material decrease in the budget over which the participant has authority.

•	Relocation of work place to a location that increases the participant’s regular commute distance between the participant’s residence and work place by more than 30 miles (one-way).

•	Material breach of the plan by Trident or its successor.

The participant must give written notice within ninety (90) days of the initial occurrence of the claimed “Good Reason” condition. If not cured within thirty (30) days following such written notice, the claim is presumed correct unless the board of directors determines in good faith by a vote of not less than two-thirds of its membership that Good Reason does not exist. The participant must resign within six months following the initial occurrence of the condition.

In addition to the benefits under the agreements described above, the following two named executive officers are entitled to benefits under the terms of their offer letters with us:

Employment Agreements

Sylvia Summers Couder.  Pursuant to the letter agreement between us and Sylvia Summers Couder as our Chief Executive Officer, should we terminate Ms. Summers’ employment without Cause, or should she terminate her employment at any time for Good Reason, provided that she has executed a general release of claims, we will pay to Ms. Summers an amount equal to the sum of twelve (12) months’ of her base salary and her annual target bonus, and reimbursement of insurance premiums for up to twelve (12) months of COBRA insurance coverage. In addition, vesting of any unvested options and restricted stock granted to her during her employment shall be automatically accelerated such that an additional twelve (12) months of vesting will occur.

If we or our successor elects to terminate Ms. Summers’ employment without Cause or she voluntarily terminates for “Good Reason” in connection with or within two years of the effective date of a Change in Control of Trident, we will pay to Ms. Summers an amount equal to the sum of twenty-four (24) months’ of her base salary and two times her annual target bonus, and reimbursement of insurance premiums for up to eighteen (18) months of COBRA insurance coverage. In addition, vesting of any unvested options and restricted stock granted to her during her employment shall be automatically accelerated in full. Only employment that is involuntarily terminated without Cause or voluntarily terminated with Good Reason within two years of the date of a Change in Control will be deemed to constitute termination due to such Change in Control.

The following definition of Good Reason is applicable to the agreement between Trident and Ms. Summers:

“Good Reason” means the occurrence of any of the following conditions without employee’s express written consent, which condition(s) remain(s) in effect thirty (30) days after her written notice to the board of directors of Trident or its successor of such conditions:

•	a material, adverse change in her authority, duties or responsibilities which is not effected for disability or for Cause;

•	a material diminution of the budget over which she has authority (including, without limitation, as a result of a reduction of the lines of business, operating divisions or functional departments reporting to her), which is not effected for disability or for Cause;

•	a material diminution in her base salary and/or target bonus as in effect immediately prior to such reduction;

•	her relocation to a facility or a location more than 50 miles from our principal headquarters at the time she commences employment; or

•	a material breach by Trident or any successor to Trident of any of the material provisions of her employment offer letter.

David L. Teichmann.  Pursuant to the letter agreement between us and Mr. Teichmann as our General Counsel, should we terminate Mr. Teichmann’s employment without Cause, or should he terminate his employment at any time for Good Reason, we will pay to Mr. Teichmann an amount equal to the sum of six months’ of his salary, including base and target incentive bonus, and reimbursement of insurance premiums for up to six months of COBRA insurance coverage.

If we terminate Mr. Teichmann’s employment for Cause, we will provide Mr. Teichmann with a lump-sum severance payment equivalent to three months’ salary, including base salary and target incentive bonus, and reimbursement of insurance premiums for up to three months of COBRA insurance coverage, unless the cause for termination relates to violation by Mr. Teichmann of state or federal law.

If we or our successor elects to terminate Mr. Teichmann’s employment without Cause or he voluntarily terminates for “Good Reason” in connection with or within twelve (12) months of the effective date of an acquisition or Transaction of Trident involving a Change in Control (a “Qualifying Event”), vesting of any options and restricted stock granted to Mr. Teichmann during his employment with Trident will be automatically accelerated effective on the date of the Qualifying Event. In such event, the period within which he may exercise any vested options (including options as to which vesting has been accelerated), will be extended to one year following the Qualifying Event. In addition, Mr. Teichmann will receive severance benefits in an amount equal to the sum of six months’ of his salary, including base and target incentive bonus, and reimbursement of insurance premiums for up to six months of COBRA insurance coverage. Only employment that is involuntarily terminated without Cause or voluntarily terminated with Good Reason within one year of the date of a Change in Control will be deemed to constitute termination due to such Change in Control.

The following definitions are utilized in the severance arrangements with each of Messrs. Summers and Teichmann:

A “Change in Control” means:

•	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 who, by the acquisition or aggregation of securities, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Trident representing 50% or more of the combined voting power of our then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote on elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of our securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of Trident; or

•	the consummation of a Transaction or consolidation of Trident with or into another entity or any other corporate reorganization, if persons who were not stockholders of Trident immediately prior to such Transaction, consolidation or other reorganization own immediately after such Transaction, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity; or

•	a change in the composition of the Board, as a result of which the individuals who immediately prior to such change constitute the Board (the “Incumbent Board”) cease to constitute a majority of the Board; provided, however, that any individual becoming a director whose election, or nomination for election by our stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such an individual were a member of the Incumbent Board; or

•	the sale, transfer or other disposition of all or substantially all of our assets.

“Cause” means misconduct, including but not limited to: (a) conviction of a felony or any crime under the laws of the United States or any state thereof involving moral turpitude or dishonesty; (b) participation in a fraud or act of dishonesty against Trident; (c) willful conduct by the employee, which, based upon a reasonable determination by Trident, demonstrates gross unfitness to serve (other than as a result of total or partial incapacity due to physical or mental illness); or (d) intentional, material violation by the employee of any contract between the employee and Trident or any statutory duty of the employee to Trident that is not corrected within thirty (30) days after written notice to the employee.

The following definition of Good Reason is applicable to the agreement between Trident and Mr. Teichmann:

“Good Reason” means resignation by the employee of his or her employment, other than for Cause or disability, due to: (i) Trident, without his or her express written consent, assigning duties to employee or significantly reducing his or her duties, in a manner that is inconsistent with such employee’s position with Trident and responsibilities in effect immediately prior to such assignment or reduction, or Trident removing employee from such position and responsibilities (including without limitation a reduction of the lines of business, operating divisions or functional departments reporting to employee), which is not effected for disability or for Cause; (ii) a reduction in employee’s base salary and/or target bonus as in effect immediately prior to such reduction; (iii) employee’s relocation to a facility or a location more than 15 miles from our principal headquarters at the time employee commences employment without employee’s express written consent; (iv) failure or refusal of a successor to Trident to assume Trident’s obligations under his or her employment offer letter; or (v) material breach by Trident or any successor to Trident of any of the material provisions of his or her employment offer letter.

Calculation of Potential Payments Upon Termination or Change in Control

The following table presents our estimate of the dollar value of the benefits payable to our named executive officers upon a termination of employment with or without cause, or a change in our control, assuming such terminating event occurred on December 31, 2009. These benefits are in addition to accrued compensation, including paid time off, otherwise required by law to be paid through the date of termination of employment. Our annual vacation accrual policy provides that paid time off is accrued based on years of service, ranging from three weeks of paid time off through three years of service, up to a maximum of six weeks of paid time off from ten years of service and beyond. We limit the total maximum amount that can be accrued however, from 320 hours for up to three years of service, increasing to a maximum of up to 440 hours for ten years of service and beyond.

This table assumes that the termination occurred as of December 31, 2009, and, in connection with a termination that occurred as a result of a change of control, that outstanding unvested equity awards were neither assumed by the successor corporation nor replaced with a cash retention program. While we believe that the amounts shown below and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the named executive officers in the event that any of the circumstances described above had occurred on December 31, 2009, the actual amounts due to the named executive officers upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the Executive Bonus Plan, the letter agreements and the executive officer change in control plan.

						Value of
					Value of	Restricted
				Continuation	Option	Stock	Total
				of	Acceleration	Acceleration	Value
Name	Trigger	Salary	Bonus	Benefits(1)	(2)	(2)	(3)

Sylvia Summers Couder	Change in Control	$990,000	$990,000	$24,295.95		$360,513	$2,364,809
	Termination without Cause or for Good Reason	$495,000	$495,000	$24,295.95		360,513	1,374,809
Dr. Hungwen Li	Change in Control	$300,000	$180,000	$14,400.19	7,019	109,742	611,161.19
Pete J. Mangan	Change in Control	$270,000	$162,000	$20,465.95		67,492	519,957.95
David L. Teichmann	Change in Control	$285,000	$213,750	$25,015.95		106,701	630,466.95
	Termination without Cause or for Good Reason	$142,500	$106,875	$25,015.95		106,701	381,091.95
	Termination for Cause	$71,250	$53,437	—	—	—	124,687
Christophe Chene	Change in Control	$250,000	$100,000		48,000	113,646	511,646

(1)	Represents the aggregate value of reimbursement of COBRA benefits after the date of termination. For the purposes of this calculation, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executives will find other employment, or discount rates for determining present value.

(2)	Represents the aggregate value of the accelerated vesting of the executive officer’s unvested stock options and shares of restricted stock.

The amounts shown as the value of the accelerated stock options are based solely on the intrinsic value of the options as of December 31, 2009. For options, this was calculated by multiplying (i) the difference between the fair market value of our common stock on December 31, 2009 (being the last trading day of the fiscal year), $1.86, and the applicable exercise price by (ii) the assumed number of option shares vesting on an accelerated basis on December 31, 2009. Since the exercise price of all outstanding unvested options held by the named executive officers was greater than $1.86, other than options to purchase 24,630 shares held by Mr. Li, no additional value is represented by the acceleration of outstanding unvested options.

The amount shown as the value of the accelerated shares of restricted stock represents the fair value calculated based on the fair market value of our common stock on December 31, 2009 (being the last trading day of the fiscal year), $1.86, multiplied by the assumed number of shares of restricted stock vesting on an accelerated basis on December 31, 2009.

(3)	Excludes the value to the executive of the continuing right to indemnification and continuing coverage under our directors’ and officers’ liability insurance (if applicable).

In addition, upon death or disability, each of our executive officers is entitled to coverage under our applicable insurance policies. Upon termination of employment as a result of disability, the executive officers are entitled to coverage up to an amount equal to two times their respective base salary, up to a maximum of $300,000; if such disability occurs as a result of a travel accident, they are entitled to an additional amount up to two times their base salary up to a maximum amount of $500,000. We also provide death benefits of an insured sum equal to two times their base salary up to $300,000, plus an additional amount equal to two times base salary up to a maximum of $500,000 if such death occurs as a result of a travel accident. We also offer life insurance coverage up to $3,000,000 to Ms. Summers and Mr. Teichmann. Executive officers are fully vested in 100% of their account balance under the Retirement Savings Plan (401k Plan). All of our employees are eligible for continuing health coverage under COBRA; pursuant to the terms of their agreements, we pay the cost of such continuing coverage for Ms. Summers and Mr. Teichmann as described above.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees billed to us for the six months ended December 31, 2009 and the fiscal year ended June 30, 2009 by our principal accounting firm, PricewaterhouseCoopers LLP:

	Six Months Ended	Year Ended
	December 31, 2009	June 30, 2009

Audit fees(1)	$897,655	$1,708,000
Audit-related fees(2)	$777,382	$15,000
Tax fees(3)	$204,675	$114,000
All other fees(4)	$1,500	$2,000
Total	$1,881,212	$1,839,000

(1)	Audit Fees. Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-related Fees. Consists of fees, billed for due diligence pertaining to business combinations and fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees. These services include accounting consultations in connection with acquisitions and attest services that are not required by state or regulation and consultations concerning financial accounting and reporting standards.

(3)	Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, Transactions and acquisitions, and international tax planning.

(4)	Other Fees. The nature of other services includes subscription to an online accounting, auditing and reporting library and other miscellaneous services.

The Audit Committee has approved all of the fees above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm, which is PricewaterhouseCoopers LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. PricewaterhouseCoopers LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by PricewaterhouseCoopers LLP in accordance with this pre-approval policy.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the board of directors, the Audit Committee assists the board of directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by Trident to its stockholders and to the Securities and Exchange Commission, Trident’s internal control structure, external audit process, risk management process, and other matters relating to its accounting and financial reporting process.

Management is responsible for the preparation, presentation and integrity of Trident’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

Management has implemented a process of documenting, testing and evaluating Trident’s system of internal controls over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee is kept apprised of the progress of the evaluation and provides oversight and advice to management. At the conclusion of the process, management provides the Audit Committee with and the Audit Committee reviews a report on the effectiveness of Trident’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Transition Report on Form 10-K for the transition period ended December 31, 2009 filed with the Securities and Exchange Commission, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in such Transition Report on Form 10-K related to its integrated audit of Trident’s consolidated financial statements and financial statement schedule for the transition period ended December 31, 2009, and the effectiveness of internal control over financial reporting for the transition period ended December 31, 2009.

The Audit Committee reviewed the Quarterly Report on Form 10-Q for each quarter completed during the transition period ended December 31, 2009 prior to its filing with the Securities and Exchange Commission, as well the financial information contained in each quarterly earnings and annual earnings announcement prior to its release. The Audit Committee met in executive session at each in-person meeting. During these sessions, the Audit Committee met privately with PricewaterhouseCoopers LLP, which has unrestricted access to the Audit Committee.

In discharging its oversight responsibility for the audit process, the Audit Committee received a letter from PricewaterhouseCoopers LLP regarding the firm’s independence, as required under Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended by the Independence Standards Board. In addition, the Audit Committee discussed PricewaterhouseCoopers LLP’s independence from Trident and its management, and considered whether the provision of any non-audit services was compatible with maintaining its independence. The Audit Committee discussed and reviewed with PricewaterhouseCoopers LLP the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and, with and without management present, discussed and reviewed the results of PricewaterhouseCooper’s examination of the financial statements.

Based upon the Audit Committee’s review and discussions with management and PricewaterhouseCoopers LLP described in this report, the Audit Committee recommended to the Board of Directors that Trident’s Transition Report on Form 10-K include the audited financial statements for the transition period ended December 31, 2009.

AUDIT COMMITTEE

Raymond K. Ostby (Chairman)
David H. Courtney
Philippe Geyres

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2010. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Trident’s and our stockholders’ best interests.

PricewaterhouseCoopers LLP has audited our consolidated financial statements annually since the fiscal year ended June 30, 1991. A Representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and to be available to respond to appropriate questions.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all outstanding shares of our common stock, either in person or by proxy. Abstentions will have the effect of a vote “AGAINST” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

TRANSACTIONS WITH RELATED PERSONS

During the transition period ended December 31, 2009, there have been no transactions in excess of $120,000 between Trident and a related person in which the related person had a direct or indirect material interest, except as follows:

Stockholder Agreement and Certificate of Designation Relating to NXP

In connection with the completion of the Acquisition, we entered into a Stockholder Agreement (the “Stockholder Agreement”), between us and NXP, setting forth the designation of nominees to our board of directors, providing certain restrictions on the right of NXP to freely vote its shares of Trident common stock received in the Acquisition, and providing a two year lock up during which NXP cannot transfer its shares of Trident common stock, subject to certain exceptions, including transfers to affiliates. In addition, under the Stockholder Agreement NXP has agreed to standstill restrictions for six years, including restrictions on future acquisition of Trident securities, participation in a solicitation of proxies, and effecting or seeking to effect a change of control of Trident. The Stockholder Agreement also sets forth certain major decisions that may only be taken by the board of directors upon a supermajority vote of two-thirds of the directors present. The Stockholder Agreement provides NXP with certain demand and piggy-back registration rights related to the Shares, and grants certain preemptive rights to NXP with respect to future issuances of Trident common stock. In addition, we filed the Certificate of Designation, which sets forth the rights of the holders of the Series B Preferred Stock. Pursuant to the Certificate of Designation, the number of shares of Series B Preferred Stock is fixed at four, and may not be increased or reduced without the approval of both directors designated by the holders of the Series B Preferred Stock and the At-Large Directors and the affirmative vote of a majority of the shares of Series B Preferred Stock, voting as a separate class to the exclusion of all other series or classes of Trident equity securities. Each share of Series B Preferred Stock will have a liquidation preference of $1.00, which must be paid prior to any distribution to holders of our common stock upon any liquidation of Trident. The shares of Series B Preferred Stock have no right to participate in further distributions on liquidation after their liquidation preference of $1.00 per share has been paid. The shares of Series B Preferred Stock have no right to receive dividends, or to participate in any dividends that we may pay with respect to our common stock.

The Certificate of Designation also sets forth the rights of the Series B Preferred Stock to elect up to four of our directors. In addition, the approval of the holders of a majority of the Series B Preferred Stock, voting as a separate class, is required for the adoption or approval of any amendment, alteration or repeal of any provision of the Certificate of Designation or our Certificate of Incorporation (whether by merger, consolidation, amendment or otherwise) that would adversely affect the powers, designations, preferences or other special rights of the Series B Preferred Stock, other than a merger, consolidation or other business combination with a person that is not an affiliate of Trident or the holders of the Series B Preferred Stock that would constitute a change of control of Trident. The Series B Preferred Stock has no other voting rights.

For further information concerning the voting rights of the Series B Preferred Stock, see “Corporate Governance — NXP Voting Rights” above.

Transactions with NXP

In connection with the Acquisition, the parties identified below entered into the following ancillary documents, each effective as of February 8, 2010:

•	Intellectual Property Transfer and License Agreement (the “License Agreement”) between TMFE and NXP pursuant to which NXP has transferred to a newly formed Dutch besloten vennootschap acquired by TMFE (a “Dutch Newco”), certain patents, software and technology, including those exclusively related to the acquired business lines. Pursuant to the terms of the License Agreement, NXP has granted a license to Dutch Newco to certain patents, software and technology used in other parts of NXP’s business and Dutch Newco has granted a license back to NXP to certain of the patents, software and technology that will be transferred to Dutch Newco.

•	Transition Services Agreement between Trident and NXP pursuant to which NXP agrees to provide to Trident for a limited period of time specified transition services and support, including order fulfillment and delivery; accounting services and financial reporting services; human resources management (including compensation and benefit plan management, payroll services and training); pensions; office and infrastructure services (including access to certain facilities for a limited period of time); sales and marketing support; supply chain management (including logistics and warehousing); quality control; financial administration; ICT hardware and ICT software and infrastructure; general IT services; export, customs and licensing services; and telecommunications. Depending on the service provided, the term ranges from three to 18 months, provided that the services for IT and ITC could continue into the fourth quarter of 2011.

•	Manufacturing Services Agreement (the “MSA”) between Trident and NXP relating to contract manufacturing services to be provided by NXP for a limited period of time for finished goods as well as certain front end, back end and other related manufacturing services for products acquired by Trident. The term of the MSA ends on the earlier of (i) June 30, 2011 and (ii) the readiness of the Company’s enterprise resource planning system.

Transactions with Micronas

On May 14, 2009, Trident completed its acquisition of selected assets of the frame rate converter (“FRC”), demodulator (“DRX”) and audio decoder product lines from Micronas Semiconductor Holding AG (“Micronas”), a Swiss corporation. Due to the acquisition of the FRC, DRX, and audio decoder product lines from the Consumer Division of Micronas, we issued 7.0 million shares of common stock and warrants to purchase up to an additional 3.0 million shares of common stock to Micronas, and Micronas became the owner of approximately 10% of the outstanding common stock of Trident. In connection with the acquisition, we entered into the following related agreements with Micronas on or after May 14, 2009:

•	Service Level Agreement or (“SLA”) with Micronas. Under the SLA, Micronas agreed to provide to us specified transition services and support, including intellectual property transitional services for a limited period of time to assist us in achieving a smooth transition of the acquired products and product lines. The transition services include certain manufacturing design, maintenance and support services, sales of inventory and newly-manufactured products and certain finance and administration, IT, infrastructure, warehousing and similar services, to be provided pursuant to specified service level agreements. Moreover, on May 14, 2009, we entered into an exclusive Distributor Agreement with Micronas. Under the Distributor Agreement, Micronas served as the exclusive supplier and OEM to us on the FRC, DRX, and Audio Decoder product lines from May 15, 2009 to June 15, 2009. As of June 30, 2009, the outstanding accounts payable to Micronas was $5.5 million, and the outstanding accounts receivable from Micronas was $5.3 million.

•	Cross License Agreement (the “Cross License”) with Micronas, pursuant to which Micronas has granted to us a royalty-free, perpetual, irrevocable, fully assignable and transferable worldwide license, including the right to sublicense, to patents that are relevant to, but not exclusive to, the FRC line of frame rate converters, the DRX line of demodulators and all of the audio processing product lines acquired in the acquisition. Ownership of these patents remains with Micronas following completion of the acquisition. The license is exclusive for the first three years, subject to certain exceptions, and is non-exclusive thereafter. We have granted to Micronas a royalty-free, perpetual, irrevocable, non-exclusive, fully assignable and transferable worldwide license, including the right to sublicense, to patents exclusively relevant to the FRC line of frame rate converters, the DRX line of demodulators and all of the audio processing product lines acquired in the acquisition. During the first three years, the license granted by us to Micronas is limited to use for products that are not a DRX, Audio or FRC Product. Following this three year period, Micronas may use the licensed rights on any product.

•	Stockholder Agreement (the “Micronas Stockholder Agreement”) with Micronas, setting forth specified registration rights associated with the shares, including demand and piggyback registration rights, restrictions on transfer of the shares and provides Micronas certain pre-emptive rights to acquire additional shares of our common stock. Under the Micronas Stockholder Agreement, Micronas has agreed to vote the shares in support of acquisition proposals approved by the disinterested members of the board of directors, and together with the recommendation of the disinterested members of the board of directors on other stockholder proposals, and Micronas’ ability to engage in certain solicitations and activities encouraging support for or against proposals inconsistent with its voting agreements is restricted.

•	Micronas agreed to sublease 17,000 square footage of the office spaces located in Munich, Germany to us. We are currently using the office spaces for general and administration, research and engineering services. The lease expires on May 31, 2012.

Procedures for Approval of Related Person Transactions

Our Audit Committee is responsible for reviewing and approving any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties; provided, however, that transactions that are with parties who become related parties as part of a larger transaction approved by the board of directors, such as agreements entered into in connection with acquisitions approved by the board of directors, may be approved by the board of directors rather than by the Audit Committee. The Stockholder Agreement sets forth procedures for approval of related party transactions between Trident and NXP. In addition, the Audit Committee is responsible for reviewing and investigating conduct alleged by the board of directors to be in violation of our Code of Business Conduct and Ethics, and adopting as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct. Pursuant to our Code of Business Conduct and Ethics, our employees, including our executive officers, are prohibited from entering into transactions in which personal, family or financial interests conflict or even appear to conflict with our interests or compromise such interests. Under the Code of Business Conduct and Ethics, a “conflict of interest” exists when a person’s private interest interferes in any way with our interests. A conflict situation can arise when an employee, officer or director takes action or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with us. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

As a result of the significance of each transaction, our acquisitions of product lines from each of Micronas and NXP, and the ongoing business relationships with each company, were and continue to be reviewed and approved by the full board of directors and not by the Audit Committee alone.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
FOR 2011 ANNUAL MEETING

Stockholders may present proposals for action at a future meeting, and may request that such proposals be included in the proxy materials we deliver to our stockholders for a future meeting, only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2011 Annual Meeting of Stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than December 31, 2010. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we advance the scheduled date for our 2011 Annual Meeting by more than 30 calendar days, then notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which the public announcement of the date of the Annual Meeting is first made.

If a stockholder intends to submit a proposal or nomination for director for our 2011 Annual Meeting of Stockholders, the stockholder must give us notice in accordance with the requirements set forth in Trident’s bylaws. Our bylaws provide that to be timely, notice of a stockholder proposal to be presented at an annual meeting shall be received at our principal executive offices not less than 120 calendar days in advance of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, or December 31, 2010, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which the public announcement of the date of the annual meeting was first made. In addition, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting or at a special meeting called by the stockholders pursuant to our bylaws for the purpose of electing directors only if timely notice of such stockholder’s intent to make such nomination or nominations has been given in writing to our Corporate Secretary.

To be timely, notice of a stockholder nomination for a director to be elected at an annual meeting shall be received at our principal executive offices not less than 120 calendar days in advance of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, or December 31, 2010, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, or in the event of a nomination for director to be elected at a special meeting, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which the public announcement of the date of the annual meeting was first made. In addition, to be timely, notice of a stockholder nomination by a Nominating Person (as defined in our bylaws) for a director to be elected at a special meeting called by the stockholders pursuant to Section 2 of Article I of our bylaws must be included by the Nominating Person with the Record Date Request for such meeting.

Trident’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Trident Microsystems, Inc. 1170 Kifer Roard, Sunnyvale, California 94086, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC’s website located at www.sec.gov and on our website at www.tridentmicro.com.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks or other nominee record holders) to satisfy proxy material delivery requirements with respect to two or more stockholders sharing the same address by delivering a single copy of the Notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and reduces printing and postage costs for companies.

Some brokers, banks or other nominee record holders may be participating in the practice of “householding” Trident’s proxy materials. This means that only one copy of the Notice may have been sent to multiple stockholders in your household. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy statement, and the 2009 Transition Report to any stockholder at a shared address to which we delivered a single copy of these materials. If you are receiving multiple copies of proxy statements and annual reports at an address shared with another stockholder and would like to participate in householding, please notify (a) your bank, broker or other nominee record holder if your shares are held in a brokerage account or (b) Trident if you hold your shares directly as an Trident stockholder of record. You can notify Trident by sending a written request to Trident Microsystems, Inc., 1170 Kifer Road, Sunnyvale, California 94086, Attention: Corporate Secretary, or by calling Trident’s Investor Relations department at (408) 764-8808.

TRANSITION REPORT

A copy of our transition report on Form 10-K (excluding exhibits) for the period ended December 31, 2009, as amended, accompanies this proxy statement. An additional copy, including exhibits, will be furnished without charge to beneficial stockholders or stockholders of record upon request to Trident Microsystems, Inc. 1170 Kifer Road, Sunnyvale, California 94086, Attention: Corporate Secretary.

OTHER MATTERS

Regardless of the number of shares you hold, it is important that your shares be represented at the meeting in order that a quorum will be present at the meeting. If you are unable to attend the meeting, you are urged to submit your proxy as promptly as possible by telephone or through the internet web site or by marking, signing and dating your proxy card and returning it without delay. The shares represented by each proxy that is signed and returned or submitted by telephone or via the internet web site will be voted in accordance with your directions.

We know of no other matters to be submitted to the Annual Meeting of stockholders. If any other matters properly come before the Annual Meeting of stockholders, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the board of directors may recommend.

By order of the Board of Directors

David L. Teichmann
Corporate Secretary

April 30, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder annual meeting date.

TRIDENT MICROSYSTEMS, INC.

INTERNET
http://www.proxyvoting.com/trid
Use the Internet to vote your proxy.
Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼ FOLD AND DETACH HERE ▼

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY
MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.
A vote FOR the following proposals is recommended by the Board of Directors:

FOR all nominees	WITHHOLD AUTHORITY
listed below (except as	to vote for all
marked to the	nominees
contrary below.)	listed below.

1. To elect the following two (2) persons as Class III directors to hold office until the earliest of the Trident annual meeting of stockholders to be held following Trident’s fiscal year ending December 31, 2012, his or her removal, or his or her resignation:
☐	☐
Nominees:
01 David H. Courtney
02 Sylvia Summers Couder
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.)
In addition, one Class III member of the Board of Directors, Mr. A.C. D’Augustine, has been designated by and will be elected by the holder of our Series B Preferred Stock.

Please mark your votes as indicated in this example	☒

	FOR	AGAINST	ABSTAIN

2. To ratify the appointment of PricewaterhouseCoopers LLP as Trident’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

Mark Here If You Plan to Attend the Meeting	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Trident Microsystems, Inc. account online.
Access your Trident Microsystems, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Trident Microsystems, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the Transition Report for the period ended December 31, 2009 are available at: http://www.proxydocs.com/trid
▼    FOLD AND DETACH HERE    ▼

PROXY
TRIDENT MICROSYSTEMS, INC.
Proxy for the Annual Meeting of Stockholders
To be held on Thursday, June 17, 2010
Solicited by the Board of Directors
     The undersigned hereby appoints Sylvia Summers Couder and David L. Teichmann, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in Trident Microsystems, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices, 1170 Kifer Road, Sunnyvale, California 94086, on Thursday, June 17, 2010 at 2:00 p.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 30, 2010 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.
     THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)

Fulfillment
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